Execution Version

US$500,000,000
FACILITY AGREEMENT

for
NOVELIS CORPORATION

arranged by

BNP PARIBAS
CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, SINGAPORE BRANCH
DBS BANK LTD.
and
MUFG BANK, LTD.
as Mandated Lead Arrangers, Bookrunners and Underwriters

with
MUFG BANK, LTD. (INCORPORATED IN JAPAN WITH LIMITED LIABILITY), HONG KONG BRANCH
acting as Agent

Baker & McKenzie.Wong & Leow (Reg. No. 200010145R) 38 Beach Road #23-11 South Beach Tower Singapore 189767 www.bakermckenzie.com

CONTENTS
CLAUSE	PAGE
1.    Definitions and Interpretation    1
SECTION 2 THE FACILITY    19
2.    The Facility    19
3.    Purpose    20
4.    Conditions of Utilisation    20
SECTION 3 UTILISATION    21
5.    Utilisation    21
SECTION 4 REPAYMENT, PREPAYMENT AND CANCELLATION    22
6.    Repayment    22
7.    Prepayment and Cancellation    22
SECTION 5 COSTS OF UTILISATION    26
8.    Interest    26
9.    Interest Periods    27
10.    Changes to the Calculation of Interest    28
11.    Break Costs    29
12.    Fees    29
SECTION 6 ADDITIONAL PAYMENT OBLIGATIONS    30
13.    Tax Gross-up and Indemnities    30
14.    Increased Costs    36
15.    Mitigation by the Lenders    37
16.    Other Indemnities    38
17.    Costs and Expenses    39
SECTION 7 REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT    41
18.    Representations    41
19.    Information Undertakings    47
20.    Guarantee and indemnity    49
21.    General Undertakings    51
22.    Events of Default    60
SECTION 9 CHANGES TO PARTIES    65
23.    Changes to the Lenders    65
24.    Changes to the Obligors    70
SECTION 10 THE FINANCE PARTIES    71
25.    Role of the Administrative Parties    71
26.    Sharing among the Finance Parties    79

Novelis Short Term Loan Agreement (2026)

SECTION 11 ADMINISTRATION    81
27.    Payment Mechanics    81
28.    Set-off    84
29.    Notices    84
30.    Calculations and Certificates    86
31.    Partial Invalidity    86
32.    Remedies and Waivers    87
33.    Amendments and Waivers    87
34.    Confidential Information    91
35.    Confidentiality of Funding Rates    95
36.    Counterparts    97
SECTION 12 GOVERNING LAW AND ENFORCEMENT    98
37.    Governing Law    98
38.    Enforcement    98
39.    USA Patriot Act    99
Schedule 1 The Original Lenders    100
Schedule 2 Conditions Precedent    101
Schedule 3 Form of Utilisation Request….    103
Schedule 4 Form of Transfer Certificate    104
Schedule 5 Form of Assignment Agreement    106
Schedule 6 Timetables    109
Schedule 7 Form of Selection Notice    110

Novelis Short Term Loan Agreement (2026)

THIS AGREEMENT is dated _____________________ 2026 and made between:
(1)NOVELIS CORPORATION, a company incorporated in the State of Texas, United States of America with corporation number 14120983219 as borrower (the "Borrower");
(2)NOVELIS INC., a corporation existing pursuant to the federal laws of Canada, registered under the Canada Business Corporations Act, with corporation number 1414571-2 as guarantor (the "Guarantor");
(3)BNP PARIBAS, CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, SINGAPORE BRANCH, DBS BANK LTD. AND MUFG BANK, LTD., as mandated lead arrangers, underwriters and bookrunners (whether acting individually or together the "Arranger");
(4)THE FINANCIAL INSTITUTIONS listed in Schedule 1 (The Original Lenders) as lenders (the "Original Lenders"); and
(5)MUFG BANK, LTD. (INCORPORATED IN JAPAN WITH LIMITED LIABILITY), HONG KONG BRANCH, as agent of the Finance Parties (other than itself) (the "Agent").
IT IS AGREED as follows:
SECTION 1
INTERPRETATION
1.DEFINITIONS AND INTERPRETATION
1.1Definitions
In this Agreement:
"Administrative Party" means each of the Agent and the Arranger.
"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.
"Anti-Corruption Law" means any applicable law, statute, rule or regulation relating to bribery or corruption, including the UK Bribery Act of 2010, the United States Foreign Corrupt Practices Act of 1977, and any other law or regulation that prohibits the corrupt payment, offer, promise, or authorisation of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any government official or other person.
"Anti-Money Laundering Laws" means any applicable anti-money laundering laws and any applicable financial recordkeeping and reporting requirements, rules, regulations and binding guidelines and includes without limitation, the U.S. International Money Laundering Abatement and the Financial Anti-Terrorism Act of 2001.
"APLMA" means the Asia Pacific Loan Market Association Limited.
"Assignment Agreement" means an agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement) or any other form agreed between the relevant assignor, assignee and the Agent.

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"Authorisation" means:
(a)an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, lodgement or registration; or
(b)in relation to anything which will be fully or partly prohibited or restricted by law if a Governmental Agency intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action.
"Availability Period" means the period from and including the date of this Agreement to and including the date falling 60 days after the date of this Agreement, or, if such date is not a Business Day, the preceding Business Day.
"Available Commitment" means a Lender's Commitment minus:
(a)the amount of its participation in any outstanding Loans; and
(b)in relation to any proposed Utilisation, the amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date.
"Available Facility" means the aggregate for the time being of each Lender's Available Commitment.
"Bank Levy" means any amount payable by any Finance Party or any of its Affiliates pursuant to any law, regulation or statute relating to bank levy or a similar tax in any other jurisdiction, in each case, to the extent in force, or which has been formally announced as proposed (though not yet enacted into law) as at the date of this Agreement.
"Borrower Group" means collectively:
(a)the Borrower; and
(b)each Subsidiary of the Borrower from time to time.
"Break Costs" means the amount (if any) by which:
(a)the interest (excluding any portion thereof representing the applicable Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;
exceeds:
(b)the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.
"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in New York City, GIFT City – Gandhinagar, Singapore and Hong Kong and (specifically in relation to the fixing of an interest rate for a Loan) which is also a US Government Securities Business Day.

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"Canadian Defined Benefit Pension Plan" means a pension plan with a "defined benefit provision" as such term is defined in the Income Tax Act (Canada) that is funded by, contributed to, maintained or sponsored by the Guarantor, but does not include a multi-employer pension plan administered by a third party or the pension plan proposed and referred to under the Ontario Retirement Pension Plan Act, 2015 as the Ontario Retirement Pension Plan.
"Canadian Pension Wind Up Event" means:
(a)the wind up or termination (in whole or in part) of any Canadian Defined Benefit Pension Plan by an employer, or the taking of any actions by an employer with respect to such wind up or termination;
(b)the institution of proceedings by, or the receipt of a notice from, any Governmental Authority, the ultimate result of which would be the wind up or termination (in whole or in part) of, or the appointment of an administrator to administer, a Canadian Defined Benefit Pension Plan; or
(c)the occurrence of any other event or circumstance provided for in, or prescribed pursuant to, applicable pension benefits legislation that would entitle any Governmental Authority to require the wind up or termination (in whole or in part) of, or the appointment of a trustee to administer, a Canadian Defined Benefit Pension Plan.
"Central Bank Rate" means the short-term interest rate target set by the US Federal Open Market Committee as published by the Federal Reserve Bank of New York from time to time or if that target is not a single figure, the arithmetic mean of:
(a)the upper bound of the short-term interest rate target range set by the US Federal Open Market Committee and published by the Federal Reserve Bank of New York; and
(b)the lower bound of that target range.
"Central Bank Rate Adjustment" means in relation to the Central Bank Rate prevailing at close of business on any US Government Securities Business Day, the 20 per cent trimmed arithmetic mean (calculated by the Agent, or by any other Finance Party which agrees to do so in place of the Agent) of the Central Bank Rate Spread for the five most immediately preceding US Government Securities Business Day for which Term SOFR for a period equal in length to the applicable Interest Period is available.
"Central Bank Rate Spread" means in relation to any US Government Securities Business Day, the difference (expressed as a percentage rate per annum) calculated by the Agent (or by any other Finance Party which agrees to do so in place of the Agent) of:
(a)Term SOFR for a period equal in length to the applicable Interest Period for that US Government Securities Business Day; and
(b)the Central Bank Rate prevailing at close of business on that US Government Securities Business Day.
"Change of Control" means:
(a)the Ultimate Parent ceases to:
(i)hold beneficially, directly or indirectly, at least 51% of the issued share capital of any Obligor; or

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(ii)have the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:
(A)cast, or control the casting of, at least 51% of the votes that might be cast at a general meeting of any Obligor; or
(B)appoint or remove a majority of the directors or other equivalent officers of any Obligor; or
(b)the Guarantor ceases to:
(i)hold beneficially, directly or indirectly, at least 51% of the issued share capital of the Borrower; or
(ii)have the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:
(A)cast, or control the casting of, at least 51% of the Borrower; or
(B)appoint or remove a majority of the directors or other equivalent officers of the Borrower.
"Code" means the US Internal Revenue Code of 1986.
"Commitment" means:
(a)in relation to an Original Lender, the amount set opposite its name under the heading "Commitment (US$)" in Schedule 1 (The Original Lenders) and the amount of any other Commitment transferred to it under this Agreement; and
(b)in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement.
"Confidential Information" means all information relating to any Obligor, the Borrower Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:
(a)any member of the Borrower Group or any of its advisers; or
(b)another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Borrower Group or any of its advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:
(i)information that:
(A)is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 34 (Confidential Information);

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(B)is identified in writing at the time of delivery as non-confidential by any member of the Borrower Group or any of its advisers; or
(C)is known by that Finance Party before the date the information is disclosed to it in accordance with paragraph (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Borrower Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and
(ii)any Funding Rate.
"Confidentiality Undertaking" means a confidentiality undertaking substantially in a recommended form of the APLMA or in any other form agreed between the Borrower and the Agent.
"Default" means an Event of Default or any event or circumstance specified in Clause 22 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.
"Disruption Event" means either or both of:
(a)a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; and
(b)the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:
(i)from performing its payment obligations under the Finance Documents; or
(ii)from communicating with other Parties in accordance with the terms of the Finance Documents, and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.
"Eligible Institution" means any Lender or other bank, financial institution, trust, fund or other entity selected by the Borrower and which, in each case, is not a member of the Borrower Group.
"Environmental Claim" means any claim, proceeding or investigation by any person in respect of any Environmental Law.
"Environmental Law" means any applicable law in any jurisdiction in which any member of the Borrower Group conducts business which relates to the pollution or protection of the environment or harm to or the protection of human health or the health of animals or plants.
"Environmental Permits" means any Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Borrower Group conducted on or from the properties owned or used by the relevant member of the Borrower Group.

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"ERISA" means the United States Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.
"ERISA Affiliate" means any person treated as a single employer with the Borrower for the purpose of section 414 of the Code or section 4001 of ERISA.
"Event of Default" means any event or circumstance specified as such in Clause 22 (Events of Default).
"Excluded Lease" means any lease or hire purchase contract which would, (a) in accordance with GAAP in force immediately prior to 1 January 2019 have been, or (b) in accordance with GAAP in force at the relevant time is, treated as an operating lease.
"Facility" means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).
"Facility Office" means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement.
"Fallback Interest Payment" means, in relation to a Loan, the aggregate amount of interest that if, or is scheduled to become, payable under paragraph (b), (c) or (d) of Clause 10.1 (Unavailability of Term SOFR).
"FATCA" means:
(a)sections 1471 to 1474 of the Code or any associated regulations;
(b)any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or
(c)any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraph (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.
"FATCA Application Date" means:
(a)in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or
(b)in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.
"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA.

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"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction.
"Fee Letter" means any letter or letters referring to this Agreement or the Facility between one or more Administrative Parties and the Borrower setting out any of the fees referred to in Clause 12 (Fees).
"Final Repayment Date" means the date falling 24 Months from and including the first Utilisation Date.
"Finance Document" means this Agreement, any Fee Letter, any Utilisation Request, any Selection Notice and any other document designated as such by the Agent and the Borrower.
"Finance Lease" means any lease or hire purchase contract, a liability under which would, in accordance with applicable GAAP, be treated as a balance sheet liability (other than an Excluded Lease).
"Finance Party" means the Agent, the Arranger or a Lender.
"Financial Indebtedness" means any indebtedness for or in respect of:
(a)moneys borrowed;
(b)any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;
(c)any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
(d)the amount of any liability in respect of any Finance Lease;
(e)receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);
(f)any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing;
(g)any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);
(h)any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and
(i)the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.
"Funding Rate" means any individual rate notified by a Lender to the Agent pursuant to paragraph (a)(ii) of Clause 10.3 (Cost of funds).
"GAAP" means, the generally accepted accounting principles in the United States.

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"Governmental Agency" means any government or any governmental agency, semi-governmental or judicial entity or authority (including any stock exchange or any self-regulatory organisation established under statute).
"Guarantor Credit Rating" means the credit rating of the Guarantor issued from time to time by any one of Standard & Poor's Rating Services or Moody's Investors Service Limited.
"Guarantor Credit Rating Event" means:
(a)the Guarantor Credit Rating falls to BB- or lower (or any comparable rating) with any one of Standard & Poor's Rating Services or Moody's Investors Service Limited; or
(b)the Guarantor ceases to maintain a Guarantor Credit Rating.
"Holding Company" means, in relation to a person, any other person in respect of which it is a Subsidiary.
"IBC" means the Insolvency and Bankruptcy Code, 2016 of India and the rules, regulations, directions, notifications, guidelines and circulars issued thereunder.
"Indirect Tax" means any goods and services tax, consumption tax, value added tax or any tax of a similar nature.
"Interest Period" means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).
"Interpolated Term SOFR" means, in relation to any Loan, the rate (rounded to the same number of decimal places as Term SOFR) which results from interpolating on a linear basis between:
(a)either:
(i)Term SOFR (as of the Specified Time) for the longest period (for which Term SOFR is available) which is less than the Interest Period of that Loan; or
(ii)if no such Term SOFR is available for a period which is less than the Interest Period of that, Overnight SOFR for the day that is two US Government Securities Business Days before the Quotation Day; and
(b)Term SOFR (as of the Specified Time) for the shortest period (for which Term SOFR is available) which exceeds the Interest Period of Loan.
"Investment Company" has the meaning given to it in the United States Investment Company Act of 1940.
"Lender" means:
(a)any Original Lender; and
(b)any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 23 (Changes to the Lenders), which in each case has not ceased to be a Party as such in accordance with the terms of this Agreement.

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"Loan" means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.
"Majority Lenders" means a Lender or Lenders whose Commitments aggregate more than 51 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 51 per cent. of the Total Commitments immediately prior to the reduction).
"Margin" means 1.00 per cent. per annum but if a Guarantor Credit Rating Event has occurred and is continuing, 1.25 per cent. per annum, provided that:
(a)any increase in the Margin for a Loan shall take effect on each date which is the first day of each Interest Period after a Guarantor Credit Rating Event has occurred; and
(b)any decrease in the Margin for a Loan shall take effect on each date which is the first day of each Interest Period after a Guarantor Credit Rating Event has ceased continuing.
"Margin Regulations" means Regulations T, U and X issued by the Board of Governors of the United States Federal Reserve System.
"Margin Stock" means "margin stock" or "margin securities" as defined in the Margin Regulations.
"Material Adverse Effect" means, a material adverse effect on:
(a)the consolidated business, assets or financial condition of the Guarantor and its Subsidiaries (taken as a whole);
(b)the ability of any Obligor to perform its obligations under the Finance Documents; or
(c)the validity or enforceability of, or the rights or remedies of any Finance Party under, the Finance Documents, and, if capable of remedy, not remedied within 30 days of the Borrower becoming aware of the issue or being given notice of the issue by the Agent.
"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:
(a)(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;
(b)if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and
(c)if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.
The above rules will only apply to the last Month of any period.
"New Lender" has the meaning given to that term in Clause 23 (Changes to the Lenders).
"Obligation Binding Date" means:

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(a)(in respect of any acquisition, subscription, investment or disposal) the date of entry into of any binding documentation in respect of such acquisition, subscription, investment or disposal or, if no such binding documentation is entered into, the date of completion of such acquisition, subscription, investment or disposal; or
(b)(in respect of the incurrence or advancing or issuance (as applicable) of any Financial Indebtedness or guarantee), the date of entry into of any commitment or definitive documentation in respect of such Financial Indebtedness or guarantee or, if no such commitment or definitive documentation is entered into, the date of utilisation, advancing, incurrence or issuance of such Financial Indebtedness or the date on which such guarantee becomes effective.
"Obligor" means the Borrower or the Guarantor.
"Obligors' Agent" means the Borrower, appointed to act on behalf of each other Obligor in relation to the Finance Documents pursuant to Clause 2.3 (Obligors' Agent).
"Original Financial Statements" means the audited consolidated financial statements of the Guarantor for the financial year ended 31 March 2026.
"Outbound Investment Rules" means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.
"Overnight SOFR" means the secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published (before any correction, recalculation or republication by the administrator) by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).
"Party" means a party to this Agreement.
"Plan" means an employee benefit plan as defined in section 3(3) of ERISA:
(a)maintained by the Borrower or any ERISA Affiliate; or
(b)to which the Borrower or any ERISA Affiliate is required to make any payment or contribution.
"Quotation Day" means:
(a)in relation to any period for which an interest rate is to be determined, two US Government Securities Business Days before the first day of that period unless market practice differs in the Relevant Market, in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant Market (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days); and
(b)in relation to any Interest Period the duration of which is selected by the Agent pursuant to Clause 8.3 (Default interest), such date as may be determined by the Agent (acting reasonably).
"Related Fund", in relation to a fund (the "first fund"), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

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"Relevant Market" means the market for overnight cash borrowing collateralised by US Government securities.
"Repeating Representations" means each of the representations set out in Clause 18.1(Status) to Clause 18.6 (Governing law and enforcement) (inclusive), paragraph (a) of Clause 18.9 (No default) and Clause 18.19 (Sanctions) to Clause 18.21 (Anti-Money Laundering Laws) (inclusive).
"Reportable Event" means:
(a)an event specified as such in section 4043 of ERISA or any related regulation, other than an event in relation to which the requirement to give notice of that event is waived by any regulation; or
(b)a failure to meet the minimum funding standard under section 412 or 430 of the Code or section 302 of ERISA, whether or not waived.
"Representative" means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.
"Restricted Party" means a person that is:
(a)listed on, or owned or controlled by a person listed on, or acting on behalf of a person listed on, any Sanctions List;
(b)located in, incorporated under the laws of, or owned or (directly or indirectly) controlled by, a person located in or organized under the laws of a country or territory that is the target of country-wide or territory-wide Sanctions and including, without limitation, Cuba, Syria, Iran, North Korea, Crimea and the Donetsk, Luhansk, Zaporizhzhia and Kherson regions of Ukraine; or
(c)otherwise a target of Sanctions ("target of Sanctions" signifying a person with whom a US person or other national of a Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities).
"Restricted Payment" means:
(a)any declaration, making or payment of any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) in each case on or in respect of any shares or equity interests (or any class of shares or equity interests);
(b)any repayment, return or distribution of any dividend or share premium or other reserve;
(c)any payment of any management, advisory or other fee;
(d)any purchase, repurchase, redemption, reduction, retirement, acquisition, defeasance, repayment, cancellation or termination by the applicable person of any shares or equity interests in such person, or any payment (or any payment of interest on any unpaid sum relating to such payment), whether in cash or in kind (and including any payment in any sinking fund or similar deposit) on account of any of the foregoing, or the entering into of any other arrangement having a similar effect; or

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(e)any payment, repayment, prepayment, redemption, purchase, acquisition or defeasance (whether on account of principal, interest, fees or otherwise) on account of any Financial Indebtedness.
"Sanctions" means the economic, trade or financial sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by:
(a)the United States government;
(b)the United Nations;
(c)the European Union (and including each of its member states);
(d)the United Kingdom;
(e)Hong Kong;
(f)India;
(g)Canada;
(h)Japan;
(i)Singapore; or
(j)the respective governmental institutions and agencies of any of the foregoing, including the Office of Foreign Assets Control of the US Department of Treasury, the United States Department of State, His Majesty's Treasury and the Hong Kong Monetary Authority (together the "Sanctions Authorities").
"Sanctions List" means the "Specially Designated Nationals and Blocked Persons" list maintained by the Office of Foreign Assets Control of the US Department of Treasury, the UK Sanctions List maintained by the Foreign, Commonwealth and Development Office, the Hong Kong Monetary Authority or any similar list maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities.
"SEBI" means the Securities and Exchange Board of India.
"Security" means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.
"Selection Notice" means a notice substantially in the form set out in Schedule 7 (Form of Selection Notice) given in accordance with Clause 9 (Interest Periods) in relation to the Facility.
"Specified Time" means a day or time determined in accordance with Schedule 6 (Timetables).
"Subordinated Debt" means any unsecured indebtedness incurred by a debtor (the "Relevant Debtor"), which from its terms and/or structure and/or overall characteristics and features, subordinates the ranking and claims of the creditors of that indebtedness against the Relevant Debtor to the ranking and claim of creditors who have advanced more senior ranking indebtedness to the Relevant Debtor.
"Subsidiary" means in relation to any company or corporation, a company or corporation:

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(a)which is controlled, directly or indirectly, by the first mentioned company or corporation;
(b)more than half the issued equity share capital of which is beneficially owned, directly or indirectly, by the first mentioned company or corporation; or
(c)which is a Subsidiary of another Subsidiary of the first mentioned company or corporation, and, for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.
"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
"Tax Deduction" has the meaning given to such term in Clause 13.1 (Tax definitions).
"Term SOFR" means the term SOFR reference rate administered by CME Group Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant period published by CME Group Benchmark Administration Limited (or any other person which takes over the publication of that rate).
"Term SOFR Reference Rate" means, in relation to any Loan:
(a)Term SOFR as of the Specified Time and for a period equal in length to the Interest Period of that Loan; or
(b)as otherwise determined pursuant to Clause 10.1 (Unavailability of Term SOFR), and if, in either case, that rate is less than zero, the Term SOFR Reference Rate shall be deemed to be zero.
"Total Commitments" means at any time the aggregate of the Commitments (being US$500,000,000 as at the date of this Agreement).
"Transfer Certificate" means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.
"Transfer Date" means, in relation to an assignment or a transfer, the later of:
(a)the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and
(b)the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.
"Treasury Transactions" means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.
"Ultimate Parent" means Hindalco Industries Limited, a company incorporated in India under the Indian Companies Act, 1956 with company identification number L27020MH1958PLC011238.

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"Unpaid Sum" means any sum due and payable but unpaid by the Borrower under the Finance Documents.
"US" means the United States of America.
"USA Patriot Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.
"US Bankruptcy Law" means the United States Bankruptcy Code, as amended, or any other United States Federal or State bankruptcy, insolvency or similar law.
"US Debtor" means an Obligor that is incorporated or organised under the laws of the US or any state of the US (including the District of Columbia) or that has a place of business or property in the US.
"US Government Securities Business Day" means any day other than:
(a)a Saturday or Sunday; and
(b)a day on which the Securities Industry and Financial Markets Association (or any successor organization) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities.
"US Person" means any United States citizen, lawful permanent resident, entity organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any person in the United States.
"Utilisation" means a utilisation of the Facility.
"Utilisation Date" means the date of a Utilisation, being the date on which the relevant Loan is to be made.
"Utilisation Request" means a notice substantially in the form set out in Schedule 3 (Form of Utilisation Request).
1.2Construction
(a)Unless a contrary indication appears, any reference in this Agreement to:
(i)any "Administrative Party", the "Agent", the "Arranger", the "Borrower", the "Guarantor", an "Obligor", any "Finance Party", any "Lender", or any "Party" shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;
(ii)"assets" includes present and future properties, revenues and rights of every description;
(iii)a Lender's "cost of funds" in relation to its participation in a Loan is a reference to the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select;
(iv)a "Finance Document" or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

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(v)"including" shall be construed as "including without limitation" (and cognate expressions shall be construed similarly);
(vi)a "group of Lenders" includes all the Lenders;
(vii)"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
(viii)a Lender's "participation" in a Loan or Unpaid Sum includes an amount (in the currency of such Loan or Unpaid Sum) representing the fraction or portion (attributable to such Lender by virtue of the provisions of this Agreement) of the total amount of such Loan or Unpaid Sum and the Lender's rights under this Agreement in respect thereof;
(ix)a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);
(x)a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;
(xi)a provision of law is a reference to that provision as amended or re-enacted from time to time; and
(xii)a time of day is a reference to Hong Kong time.
(b)The determination of the extent to which a rate is "for a period equal in length" to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.
(c)Section, Clause and Schedule headings are for ease of reference only.
(d)Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.
(e)A Default (other than an Event of Default) is "continuing" if it has not been remedied or waived and an Event of Default is "continuing" if it has not been remedied or waived.
(f)A Guarantor Credit Rating Event is "continuing" if it has not been remedied.
(g)Where this Agreement specifies an amount in a given currency (the "specified currency") "or its equivalent", the "equivalent" is a reference to the amount of any other currency which, when converted into the specified currency utilising the Agent's spot rate of exchange (or, if the Agent does not have an available spot rate of exchange, any publicly available spot rate of exchange selected by the Agent (acting reasonably)) for the purchase of the specified currency with that other currency at or about 11 a.m. on the relevant date, is equal to the relevant amount in the specified currency.
(h)A reference in this Agreement to a page or screen of an information service displaying a rate shall include:
(i)any replacement page of that information service which displays that rate; and
(ii)the appropriate page of such other information service which displays that rate from time to time in place of that information service,

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and, if such page or service ceases to be available, shall include any other page or service displaying that rate specified by the Agent after consultation with the Borrower.
(i)A reference in this Agreement to a Central Bank Rate shall include any successor rate to, or replacement rate for, that rate.
1.3Currency symbols and definitions
"$", "USD", "US$" and "US dollars" denote the lawful currency of the United States of America.
1.4Third party rights
(a)Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the "Third Parties Act") to enforce or to enjoy the benefit of any term of this Agreement.
(b)Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.
1.5Contractual recognition of bail-in
(a)Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:
(i)any Bail-In Action in relation to any such liability, including (without limitation):
(A)a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;
(B)a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and
(C)a cancellation of any such liability; and
(ii)a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.
(b)In this Clause 1.5:
"Article 55 BRRD" means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.
"Bail-In Action" means the exercise of any Write-down and Conversion Powers.

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"Bail-In Legislation" means:
(a)in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation 13 as described in the EU Bail-In Legislation Schedule from time to time;
(b)in relation to the United Kingdom, the UK Bail-In Legislation;
(c)in relation to any state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.
"EEA Member Country" means any member state of the European Union, Iceland, Liechtenstein and Norway.
"EU Bail-In Legislation Schedule" means the document described as such and published by the Loan Market Association (or any successor person) from time to time.
"Resolution Authority" means any body which has authority to exercise any Write-down and Conversion Powers.
"UK Bail-In Legislation" means (to the extent that the United Kingdom is not an EEA Member Country which has implemented, or implements, Article 55 BRRD) Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).
"Write-down and Conversion Powers" means:
(a)in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;
(b)in relation to any UK Bail-In Legislation:
(i)any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and
(ii)any similar or analogous powers under that UK Bail-In Legislation; and
(c)in relation to any other applicable Bail-In Legislation:

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(i)any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and
(ii)any similar or analogous powers under that Bail-In Legislation.
1.6Personal Liability
No director, officer, employee or other individual acting (or purporting to act) on behalf of the Ultimate Parent, any Obligor, any member of the Borrower Group or an Affiliate of any of the foregoing shall be personally liable for:
(a)any representation, certification or statement made by such director, officer, employee, individual, the Ultimate Parent, any Obligor, any member of the Borrower Group or any Affiliate of any of the foregoing in any Finance Document; or
(b)any certificate, notice or other document required to be delivered under, or in connection with, any Finance Document (whether or not signed by that person), where such representation, certification, statement, certificate, notice or other document proves to be incorrect or misleading, unless that director, officer, employee or individual acted fraudulently, in which case any liability will be determined in accordance with applicable law. Any director, officer, employee or other individual to whom this Clause 1.6 is expressed to apply may rely on this Clause subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.
1.7No Affiliate recourse
Notwithstanding any other provision of any Finance Document, no Finance Party shall have any recourse to the Ultimate Parent, any member of the Borrower Group (other than the Borrower), or any Affiliate (other than the Borrower) of any of the foregoing in respect of or in connection with any provision of any Finance Document or Finance Party, any statement or representation by or on behalf of the Ultimate Parent, any Obligor, any member of the Borrower Group or any Affiliate of any of the foregoing, or otherwise. Each of the Ultimate Parent, any member of the Borrower Group or any Affiliate of any of the foregoing may rely on this Clause subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.
1.8Survival
Clause 1.6 (Personal Liability) and Clause 1.7 (No Affiliate recourse) and this Clause 1.8 shall survive any expiry of this Agreement, any repayment of any Loan and any cancellation of any Commitment.

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SECTION 2
THE FACILITY
2.THE FACILITY
2.1The Facility
Subject to the terms of this Agreement, the Lenders make available to the Borrower a US dollar term loan facility in an aggregate amount equal to the Total Commitments.
2.2Finance Parties' rights and obligations
(a)The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.
(b)The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party's participation in the Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by the Borrower.
(c)A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.
2.3Obligors' Agent
(a)Each Obligor (other than the Borrower) by its execution of this Agreement irrevocably appoints the Borrower (acting through one or more authorised signatories) to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:
(i)the Borrower on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and
(ii)each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Borrower, and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.
(b)Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors' Agent or given to the Obligors' Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that

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Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors' Agent and any other Obligor, those of the Obligors' Agent shall prevail.
3.PURPOSE
3.1Purpose
(a)The Borrower shall apply all amounts borrowed by it under the Facility towards funding its general corporate purposes.
3.2Monitoring
No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.
4.CONDITIONS OF UTILISATION
4.1Initial conditions precedent
(a)The Borrower may not deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent (acting on the instructions of all the Lenders). The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.
(b)Other than to the extent that the any Lender notifies the Agent in writing to the contrary before the Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.
4.2Further conditions precedent
The Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:
(a)no Default is continuing or would result from the proposed Loan and none of the circumstances described in Clause 7.2 (Change of control) has occurred; and
(b)the Repeating Representations to be made by each Obligor are true in all material respects.
4.3Maximum number of Loans
(a)The Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation more than two Loans would be outstanding.

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SECTION 3
UTILISATION
5.UTILISATION
5.1Delivery of a Utilisation Request
The Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.
5.2Completion of a Utilisation Request
(a)Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:
(i)the proposed Utilisation Date is a Business Day within the Availability Period;
(ii)the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and
(iii)the proposed first Interest Period complies with Clause 9 (Interest Periods).
(b)Only one Loan may be requested in each Utilisation Request.
5.3Currency and amount
(a)The currency specified in a Utilisation Request must be US dollars.
(b)The amount of the proposed Loan must be an amount which is not more than the Available Facility and which is a minimum of US$100,000,000 or, if less, the Available Facility.
5.4Lenders' participation
(a)If the conditions set out in Clause 4 (Conditions of Utilisation) and Clauses 5.1 (Delivery of a Utilisation Request) to 5.3 (Currency and amount) have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.
(b)The amount of each Lender's participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.
(c)The Agent shall notify each Lender of the amount of each Loan and the amount of its participation in that Loan by the Specified Time.
5.5Available Facility
The Commitments which, at that time, are unutilised shall be immediately cancelled at 5 p.m. on the last day of the Availability Period.

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SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION
6.REPAYMENT
6.1Repayment of Loans
The Borrower shall repay the aggregate Loans in full on the Final Repayment Date.
6.2Reborrowing
The Borrower may not reborrow any part of the Facility which is repaid.
7.PREPAYMENT AND CANCELLATION
7.1Illegality
If, at any time after the date of this Agreement, it becomes or will become unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan or it becomes or will become unlawful for any Affiliate of a Lender for that Lender to do so:
(a)that Lender shall promptly notify the Agent upon becoming aware of that event;
(b)upon the Agent notifying the Borrower, the Available Commitment of that Lender will be immediately cancelled; and
(c)to the extent that the Lender's participation has not been transferred pursuant to paragraph (d) of Clause 7.5 (Right of prepayment and cancellation in relation to a single Lender), the Borrower shall repay that Lender's participation in the Loans on the last day of the Interest Period for each Loan occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender's corresponding Commitment shall be immediately cancelled in the amount of the participation repaid.
7.2Change of control
(a)If a Change of Control occurs:
(a)the Borrower shall promptly notify the Agent upon becoming aware of that event;
(b)a Lender shall not be obliged to fund a Utilisation; and
(c)if a Lender so requires and notifies the Agent within 30 days of the Borrower notifying the Agent of the event, the Agent shall, by not less than 10 Business Days' notice to the Borrower, cancel the Available Commitment of that Lender and declare the participation of that Lender in all Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents in relation to that Lender's participation immediately due and payable, whereupon each such Available Commitment will be immediately cancelled, any Commitment of that Lender shall immediately cease to be available for further utilisation and that Lender's participation in the Loans together with accrued interest and other amounts owed in connection with such participation shall become immediately due and payable.

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7.3Voluntary cancellation
The Borrower may, if it gives the Agent not less than five Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of US5,000,000 and an integral multiple of US$1,000,000) of the Available Facility. Any cancellation under this Clause 7.3 shall reduce the Commitments of the Lenders rateably.
7.4Voluntary prepayment of Loans
(a)The Borrower may, if it gives the Agent not less than five Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of any Loan (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of US5,000,000 and an integral multiple of US$1,000,000).
(b)A Loan may only be prepaid after the last day of the Availability Period (or, if earlier, the day on which the Available Facility is zero).
(c)Any prepayment of a Loan pursuant to this Clause 7.4 shall be applied pro rata to each Lender's participation in that Loan.
7.5Right of prepayment and cancellation in relation to a single Lender
(a)If:
(i)any sum payable to any Lender by an Obligor is required to be increased under paragraph (a) of Clause 13.2 (Tax gross-up); or
(ii)any Lender claims indemnification from an Obligor under Clause 13.3 (Tax indemnity) or Clause 14.1 (Increased Costs), the Borrower may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the prepayment of that Lender's participation in the Loans or give the Agent notice of its intention to replace that Lender in accordance with paragraph (d) below.
(b)On receipt of a notice of cancellation referred to in paragraph (a) above, the Available Commitment of that Lender shall be immediately reduced to zero.
(c)On the last day of each Interest Period which ends after the Borrower has given notice of cancellation under paragraph (a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall prepay that Lender's participation in that Loan and that Lender's corresponding Commitment shall be immediately cancelled in the amount of the participations repaid.
(d)If:
(i)any of the circumstances set out in paragraph (a) above apply to a Lender; or
(ii)the Borrower becomes obliged to pay any amount in accordance with Clause 7.1 (Illegality) to any Lender, the Company may, on 10 Business Days' prior notice to the Agent and that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall) transfer pursuant to Clause 23 (Changes to the Lenders) all (and not part only) of its rights and obligations under the Finance Documents to an Eligible Institution which confirms its willingness to assume and does assume all the

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obligations of the transferring Lender in accordance with Clause 23 (Changes to the Lenders) for a purchase price in cash payable at the time of the transfer in an amount equal to the outstanding principal amount of such Lender's participation in the outstanding Loans and all accrued interest (to the extent that the Agent has not given a notification under Clause 23.12 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents.
(e)The replacement of a Lender pursuant to paragraph (d) above shall be subject to the following conditions:
(i)the Borrower shall have no right to replace the Agent;
(ii)neither the Agent nor any Lender shall have any obligation to find a replacement Lender;
(iii)in no event shall the Lender replaced under paragraph (d) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and
(iv)no Lender shall be obliged to execute a Transfer Certificate unless it is satisfied that it has completed all "know your customer" and other similar procedures that it is required (or deems desirable) to conduct in relation to the transfer to such replacement Lender.
(f)A Lender shall perform the procedures described in paragraph (e)(iv) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (d) above and shall notify the Agent and the Borrower when it is satisfied that it has completed those checks.
7.6Restrictions
(a)Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.
(b)Subject to paragraph (c) below, any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.
(c)No Break Costs shall be payable by the Borrower in connection with any prepayment under Clause 7.1 (Illegality).
(d)The Borrower may not reborrow any part of the Facility which is prepaid.
(e)The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitment except at the times and in the manner expressly provided for in this Agreement.
(f)No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

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(g)If the Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.
(h)If all or part of any Lender's participation in a Loan is repaid or prepaid an amount of that Lender's Commitment (equal to the amount of the participation which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment.

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SECTION 5
COSTS OF UTILISATION
8.INTEREST
8.1Calculation of interest
The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:
(a)Margin; and
(b)the Term SOFR Reference Rate.
8.2Payment of interest
The Borrower shall pay accrued interest on each Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six-monthly intervals after the first day of the Interest Period).
8.3Default interest
(a)If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the Unpaid Sum from the due date to the date of actual payment (both before and after judgment) at a rate which is, subject to paragraph (b) below, 2.0 per cent. per annum higher than the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted a Loan in the currency of the Unpaid Sum for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 8.3 shall be immediately payable by the relevant Obligor on demand by the Agent.
(b)If any Unpaid Sum consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:
(i)the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and
(ii)the rate of interest applying to the Unpaid Sum during that first Interest Period shall be 2.0 per cent. per annum higher than the rate which would have applied if the Unpaid Sum had not become due.
(c)Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.
8.4Notification of rates of interest
(a)The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.
(b)In respect of any Fallback Interest Payment, the Agent shall promptly upon a Fallback Interest Payment being determinable notify:
(i)the Borrower of that Fallback Interest Payment;

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(ii)each relevant Lender of the proportion of that Fallback Interest Payment which relates to that Lender's participation in the relevant Loan; and
(iii)if such Fallback Interest Payment is determined pursuant to Clause 10.1 (Unavailability of Term SOFR), the relevant Lenders and the Borrower of each applicable Fallback Interest Payment relating to the determination of that Fallback Interest Payment.
(c)The Agent shall promptly notify the Borrower of each Funding Rate relating to a Loan.
(d)This Clause 8.4 shall not require the Agent to make any notification to any Party on a day which is not a Business Day.
8.5Canadian Interest Calculation Provisions
(a)For the purposes of the Interest Act (Canada) and disclosure under such act, whenever interest to be paid under a Finance Document is to be calculated on the basis of a year of 365 or 366 days or any other period of time that is less than a calendar year, the yearly rate of interest to which the rate determined pursuant to such calculation is equivalent is the rate so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by either 365 or 366 or such other period of time, as the case may be. Each of the Obligors hereby irrevocably agrees not to plead or assert, whether by way of defence or otherwise, in any proceeding relating to the Finance Documents, that the interest payable under the Finance Documents and the calculation thereof has not been adequately disclosed to such Obligor, whether pursuant to Section 4 of the Interest Act (Canada) or any other applicable law or legal principle.
9.INTEREST PERIODS
9.1Selection of Interest Periods
(a)The Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan has already been borrowed) in a Selection Notice.
(b)Each Selection Notice for a Loan is irrevocable and must be delivered to the Agent by the Borrower not later than the Specified Time.
(c)If a Borrower fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will be six Months.
(d)Subject to this Clause 9, the Borrower may select an Interest Period of three or six Months or such other period shorter than three Months as agreed between the Borrower, the Agent and all of the Lenders participating in that Loan.
(e)An Interest Period for a Loan shall not extend beyond the Final Repayment Date.
(f)Each Interest Period for a Loan shall start on its Utilisation Date or (if such Loan has already been made) on the last day of the preceding Interest Period of such Loan and shall end on the date numerically corresponding with the Utilisation Date of that Loan in the calendar month in which the Interest Period for that Loan is to end.

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9.2Non-Business Days
If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).
10.CHANGES TO THE CALCULATION OF INTEREST
10.1Unavailability of Term SOFR
(a)Interpolated Term SOFR: If Term SOFR is not available for the Interest Period of the relevant Loan, the Term SOFR Reference Rate for such Interest Period shall be Interpolated Term SOFR for a period equal in length to the Interest Period of that Loan.
(b)Fixed Central Bank Rate: If paragraph (a) above applies but Interpolated Term SOFR is not available for the Interest Period of the relevant Loan, the applicable Term SOFR Reference Rate shall be the:
(i)the percentage rate per annum which is the aggregate of:
(A)the Central Bank Rate for the Quotation Day; and
(B)the applicable Central Bank Rate Adjustment; or
(ii)if the Central Bank Rate for the Quotation Day is not available, the percentage rate per annum which is the aggregate of:
(A)the most recent Central Bank Rate for a day which is no more than five days before the Quotation Day; and
(B)the applicable Central Bank Rate Adjustment.
(c)Cost of funds: If paragraph (b) above applies but there is no applicable Central Bank Rate, there shall be no Term SOFR Reference Rate for that Loan and Clause 10.3 (Cost of funds) shall apply to that Loan for that Interest Period.
10.2Market disruption
If, in respect of a Loan, before 5:00 p.m. on the Business Day immediately following the Quotation Day for the relevant Interest Period the Agent receives notifications from a Lender or Lenders (whose participations in that Loan exceed 35 per cent. of that Loan) that the cost to it of funding its participation in that Loan from whatever source it may reasonably select would be in excess of the Term SOFR Reference Rate, then Clause 10.3 (Cost of funds) shall apply to that Loan for the relevant Interest Period.
10.3Cost of funds
(a)If this Clause 10.3 applies, the rate of interest on each Lender's share of the relevant Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:
(i)the Margin; and
(ii)the rate notified to the Agent by that Lender as soon as practicable and in any event by 5.00 p.m. on the date falling one Business Day after the Quotation Day (or, if earlier, on the date falling one Business Day before the date on which interest is due to be paid in respect of that Interest Period) to be that which expresses as a percentage rate per annum the cost to the relevant

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Lender of funding its participation in that relevant Loan from whatever source it may reasonably select.
(b)If this Clause 10.3 applies and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.
(c)Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.
(d)If this Clause 10.3 applies pursuant to Clause 10.2 (Market disruption) and:
(i)a Lender's Funding Rate is less than the Term SOFR Reference Rate; or
(ii)a Lender does not supply a quotation by the time specified in paragraph (a)(ii) above, the cost to that Lender of funding its participation in that Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be the Term SOFR Reference Rate.
10.4Notification to Borrower
(a)If Clause 10.3 (Cost of funds) applies the Agent shall, as soon as is practicable, notify the Borrower.
11.BREAK COSTS
(a)The Borrower shall, within 10 Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.
(b)Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.
12.FEES
12.1Arrangement fee
The Borrower shall pay to the Agent (for the Arrangers' account) an arrangement fee in the amount and at the times agreed in a Fee Letter.
12.2Agency fee
The Borrower shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

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SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS
13.TAX GROSS-UP AND INDEMNITIES
13.1Tax definitions
(a)In this Clause 13:
"Excluded Taxes" means any of the following Taxes imposed on or with respect to a Finance Party or required to be withheld or deducted from a payment to a Finance Party:
(i)Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Finance Party being organised under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, and;
(ii)Taxes attributable to such Finance Party's failure to comply with paragraph (f) of Clause 13.2 (Tax gross-up).
"IRS" means the US Internal Revenue Service.
"Other Connection Taxes" means, with respect to any Finance Party, Taxes imposed as a result of a present or former connection between such Finance Party and the jurisdiction imposing such Tax (other than connections arising from such Finance Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Finance Document, or sold or assigned an interest in any Loan or Finance Document).
"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.
"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.
"Tax Payment" means an increased payment made by an Obligor to a Finance Party under Clause 13.2 (Tax gross-up) or a payment under Clause 13.3 (Tax indemnity).
"Treaty State" means a jurisdiction having a double taxation agreement with the Borrower's or Guarantor's Tax Jurisdiction (the "Treaty") which makes provision for full exemption from Tax imposed by the Borrower's or Guarantor's Tax Jurisdiction on interest payments.
"United States Person" means any person or Party that is a "United States person" as defined in Section 7701(a)(30) of the Code.
"US Treasury Regulations" means the United States Treasury Department regulations promulgated under the Code.
"U.S. Qualifying Lender" means, in relation to any payments with respect to a Loan or Commitment extended to the Borrower:

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(iii)a Lender which is qualified for a complete exemption from U.S. federal withholding Tax and U.S. federal backup withholding with respect to payments under any Finance Document; or
(iv)a U.S. Treaty Lender.
"U.S. Treaty Lender" means a Lender which:
(v)is treated as resident of a Treaty State for purposes of a Treaty with the U.S.;
(vi)does not carry on business in the U.S. through a permanent establishment with which that Lender's participation in the Loan is attributable; and
(vii)fulfils any other conditions (including the provisions of IRS Form W-8BEN or W-8BEN-E or any other applicable or successor form) which must be fulfilled under the relevant Treaty by residents of that Treaty State for such resident to obtain full exemption from Tax imposed on interest payments by the U.S., subject to completion of any necessary procedural formalities.
"Withholding Form" means whichever of the following is relevant (including in each case any successor form):
(viii)IRS Form W-8BEN or W-8BEN-E;
(ix)IRS Form W-8IMY (with appropriate attachments);
(x)IRS Form W 8ECI;
(xi)IRS Form W-9;
(xii)IRS Form W-8BEN or W-8BEN-E (claiming the benefits of an applicable tax treaty);
(xiii)in the case of a Lender relying on the so-called "portfolio interest exemption", IRS Form W-8BEN or W-8BEN-E and a certificate to the effect that such Lender is not (i) a "bank" within the meaning of Section 881(c)(3)(A) of the Code, (ii) a "10% shareholder" of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (iii) a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code with respect to which the Borrower is a related person within the meaning of Section 864(d)(4) of the Code; or
(xiv)any other documentation prescribed by applicable law by which a person may claim complete exemption from, or reduction in the rate of, withholding (including backup withholding) of Tax on interest and other payments to that person.
(b)Unless a contrary indication appears, in this Clause 13 a reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination acting reasonably.
13.2Tax gross-up
(a)All payments to be made by an Obligor to any Finance Party under the Finance Documents shall be made free and clear of and without any Tax Deduction unless that Obligor is required to make a Tax Deduction, in which case the sum payable (subject to (b) below) by that Obligor (in respect of which such Tax Deduction is required to be made) shall be increased to the extent necessary to ensure that such Finance Party receives a sum net of any deduction or withholding equal to the sum which it would have received had no such Tax Deduction been made or required to be made.

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(b)A payment shall not be increased under paragraph (a) above by reason of a Tax Deduction on account of Tax imposed by the U.S. if on the date on which the payment falls due:
(i)the payment could have been made to the Agent without a Tax Deduction if the Lender had been a U.S. Qualifying Lender, but on that date that Lender is not or has ceased to be a U.S. Qualifying Lender other than as a result of any change after the date it became a Lender under this agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or published concession of any relevant taxing authority; or
(ii)the payment could have been made to the Agent without, or with a reduced, Tax Deduction had the Agent and that Lender complied with their applicable obligations under paragraph (f) below.
(c)The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower.
(d)If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.
(e)Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making the Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.
(f)By the date on which a payment must be made by the Borrower (and from time to time thereafter upon the request of the Borrower or the Agent, as applicable, and on or before the expiration, obsolescence or invalidity of any previously delivered Withholding Form), each Lender shall provide to the Borrower and Agent original, properly completed and executed copies of applicable Withholding Forms. However, no Lender or Agent shall be required to submit any Withholding Form if that Lender or Agent is not legally entitled to do so. Each Lender agrees that if any form or certification it previously delivered under this Clause 13.2 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.
13.3Tax indemnity
(a)Without prejudice to Clause 13.2 (Tax gross-up), if any Finance Party is required to make any payment of or on account of Tax on or in relation to any sum received or receivable under the Finance Documents (including any sum deemed for the purposes of Tax to be received or receivable by such Finance Party whether or not actually received or receivable) or if any liability in respect of any such payment is asserted, imposed, levied or assessed against any Finance Party, the Borrower shall, within 10 Business Days of demand of the Agent, promptly indemnify the Finance Party which suffers a loss or liability as a result against such payment or liability, together with any interest, penalties, costs and expenses payable or incurred in connection therewith.

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(b)Paragraph (a) shall not apply:
(i)with respect to any Excluded Taxes; or
(ii)to the extent a loss, liability or cost:
(A)is compensated for by an increased payment under Clause 13.2 (Tax gross-up);
(B)is compensated for by Clause 13.5 (Stamp taxes) or Clause 13.6 (Indirect Taxes) or would have been compensated for under those Clauses but was not compensated solely because any of the exceptions set out therein applied;
(C)relates to a FATCA Deduction required to be made by a Party; or
(D)relates to any Bank Levy (or any payment attributable to, or liability arising as a consequence of, a Bank Levy).
(c)A Finance Party intending to make a claim under paragraph (a) above shall notify the Agent of the event giving rise to the claim, whereupon the Agent shall notify the Borrower thereof.
(d)A Finance Party shall, on receiving a payment from an Obligor under this Clause 13.3, notify the Agent.
13.4Tax credit
If an Obligor makes a Tax Payment and the relevant Finance Party determines, in its sole reasonable discretion, exercised in good faith, that:
(a)a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and
(b)that Finance Party has obtained and utilised that Tax Credit, the Finance Party shall pay an amount to that Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by that Obligor.
13.5Stamp taxes
The Borrower shall:
(a)pay all stamp duty, registration and other similar Taxes payable in respect of any Finance Document; and
(b)within 10 Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to any stamp duty, registration or other similar Tax paid or payable in respect of any Finance Document.

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13.6Indirect Taxes
(a)All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for purposes of Indirect Tax are deemed to be exclusive of any Indirect Tax which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if any Indirect Tax is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the Indirect Tax, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the Indirect Tax (and such Finance Party must promptly provide an appropriate Indirect Tax invoice to that Party).
(b)If any Indirect Tax is or becomes chargeable on any supply made by any Finance Party (the "Supplier") to any other Finance Party (the "Recipient") under a Finance Document, and any Party other than the Recipient (the "Relevant Party") is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):
(i)(where the Supplier is the person required to account to the relevant tax authority for the Indirect Tax) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the Indirect Tax. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the Indirect Tax chargeable on that supply; and
(ii)(where the Recipient is the person required to account to the relevant tax authority for the Indirect Tax) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the Indirect Tax chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that Indirect Tax.
(c)In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party's Indirect Tax registration and such other information as is reasonably requested in connection with such Finance Party's Indirect Tax reporting requirements in relation to such supply.
13.7FATCA information
(a)Subject to paragraph (c) below, each Party shall, within 10 Business Days of a reasonable request by another Party:
(i)confirm to that other Party whether it is:
(A)a FATCA Exempt Party; or
(B)not a FATCA Exempt Party;

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(ii)supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and
(iii)supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.
(b)If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.
(c)Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:
(i)any law or regulation;
(ii)any fiduciary duty; or
(iii)any duty of confidentiality.
(d)If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (a)(ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.
(e)Each Lender shall, within ten Business Days of:
(i)where relevant Lender is an Original Lender, the date of this Agreement;
(ii)where the relevant Lender is a New Lender which was not a Lender immediately prior to the relevant increase, the relevant Transfer Date; or
(iii)where otherwise required under FATCA, as reasonably determined by the Borrower or the Agent, the date of a request from the Agent, supply to the Agent:
(A)a withholding certificate on Form W-8, Form W-9 or any other relevant form; or
(B)any withholding statement or other document, authorisation or waiver as the Agent may require to certify or establish the status of such Lender under FATCA.
(f)The Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) above to the Borrower.

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(g)If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Agent by a Lender pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Agent). The Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the Borrower.
(h)The Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) or (g) above without further verification. The Agent shall not be liable for any action taken by it under or in connection with paragraph (e), (f) or (g) above.
13.8FATCA Deduction
(a)Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.
(b)Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Borrower and the Agent and the Agent shall notify the other Finance Parties.
13.9Survival
(a)Each Party’s obligations under this Clause 13 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Finance Document.
14.INCREASED COSTS
14.1Increased Costs
(a)Subject to Clause 14.3 (Exceptions) the Borrower shall, within 10 Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement. The terms "law" and "regulation" in this paragraph (a) shall include any law or regulation concerning capital adequacy, prudential limits, liquidity, reserve assets or Tax.
(b)In this Agreement, "Increased Costs" means:
(i)a reduction in the rate of return from the Facility or on a Finance Party's (or its Affiliate's) overall capital (including as a result of any reduction in the rate of return on capital brought about by more capital being required to be allocated by such Finance Party);
(ii)an additional or increased cost; or

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(iii)a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to the undertaking, funding or performance by such Finance Party of any of its obligations under any Finance Document or any participation of such Finance Party in any Loan or Unpaid Sum.
14.2Increased Cost claims
(a)A Finance Party (other than the Agent) intending to make a claim pursuant to Clause 14.1 (Increased Costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.
(b)Each Finance Party (other than the Agent) shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.
14.3Exceptions
(a)Clause 14.1 (Increased Costs) does not apply to the extent any Increased Cost is:
(a)attributable to a Tax Deduction required by law to be made by an Obligor;
(b)attributable to a FATCA Deduction required to be made by a Party;
(c)compensated for by Clause 13.3 (Tax indemnity) (or would have been compensated for under Clause 13.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 13.3 (Tax indemnity) applied); or
(d)attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.
15.MITIGATION BY THE LENDERS
15.1Mitigation
(a)Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 13 (Tax Gross-up and Indemnities) or Clause 14 (Increased Costs), including:
(i)providing such information as the Borrower may reasonably request in order to permit an Obligor to determine its entitlement to claim any exemption or other relief (whether pursuant to a double taxation treaty or otherwise) from any obligation to make a Tax Deduction; and
(ii)in relation to any circumstances which arise following the date of this Agreement, transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.
(b)Paragraph (a) above does not in any way limit the obligations of the Obligors under the Finance Documents.

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15.2Limitation of liability
(a)The Borrower shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).
(b)A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.
15.3Conduct of business by the Finance Parties
No provision of this Agreement will:
(a)interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;
(b)oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or
(c)oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
16.OTHER INDEMNITIES
16.1Currency indemnity
(a)If any sum due from an Obligor under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:
(i)making or filing a claim or proof against that Obligor; or
(ii)obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, the Borrower shall as an independent obligation, within 10 Business Days of written demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.
(b)Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
16.2Other indemnities
The Borrower shall, within 10 Business Days of written demand, indemnify each Finance Party against any documented cost, loss or liability reasonably incurred by that Finance Party as a result of:
(a)the occurrence of any Event of Default;

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(b)any information produced or approved by an Obligor being or being alleged to be misleading and/or deceptive in any respect;
(c)any enquiry, investigation, subpoena (or similar order) or litigation with respect to any Obligor or with respect to the transactions contemplated or financed under this Agreement;
(d)a failure by an Obligor to pay any amount due under a Finance Document on its due date or in the relevant currency, including any reasonable and documented cost, loss or liability arising as a result of Clause 26 (Sharing among the Finance Parties);
(e)funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or
(f)a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.
16.3Indemnity to the Agent
The Borrower shall promptly and in any event within 10 Business Days of any written demand indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:
(a)investigating any event which it reasonably believes is a Default;
(b)acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or
(c)instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement.
17.COSTS AND EXPENSES
17.1Transaction expenses
The Borrower shall, within 10 Business Days of written demand, pay the Administrative Parties the amount of all pre-agreed costs and expenses (including legal fees up to the amount of any agreed cap) reasonably and properly incurred by any of them in connection with the negotiation, preparation, printing and execution of:
(a)this Agreement and any other documents referred to in this Agreement; and
(b)any other Finance Documents executed after the date of this Agreement.
17.2Amendment costs
If:
(a)an Obligor requests an amendment, waiver or consent; or
(b)an amendment is required pursuant to Clause 27.9 (Change of currency) or any amendment or waiver is contemplated or agreed pursuant to Clause 33.4 (Changes to Reference Rates)

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the Borrower shall, within 10 Business Days of written demand, reimburse the Agent for the amount of all documented costs and expenses (including pre-agreed legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with or implementing that request, requirement or actual or contemplated agreement.
17.3Enforcement costs
The Borrower shall, within five Business Days of written demand, pay to each Finance Party the amount of all documented costs and expenses (including legal fees) reasonably incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

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SECTION 7
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT
18.REPRESENTATIONS
Each Obligor makes the representations and warranties set out in this Clause 18 to each Finance Party on the date of this Agreement.
18.1Status
(a)It is:
(i)(in the case of the Borrower) a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation; and
(ii)(in the case of the Guarantor) a corporation, duly amalgamated and validly existing under the laws of its jurisdiction of amalgamation.
(b)It has the power to own its assets and carry on its business as it is being conducted.
18.2Binding obligations
The obligations expressed to be assumed by it in each Finance Document to which it is a party are, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered in accordance with Clause 4 (Conditions of Utilisation), legal, valid, binding and enforceable obligations.
18.3Non-conflict with other obligations
The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:
(a)any law or regulation applicable to it;
(b)its constitutional documents; or
(c)any agreement or instrument binding upon it or any of its assets.
18.4Power and authority
It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.
18.5Validity and admissibility in evidence
All Authorisations required:
(a)to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party;
(b)to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation; and
(c)for it to carry on its business, and which are material,
have been obtained or effected and are in full force and effect.

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18.6Governing law and enforcement
(a)The choice of English law as the governing law of this Agreement and the Fee Letters will be recognised and enforced in its jurisdiction of incorporation, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered in accordance with Clause 4 (Conditions of Utilisation), legal, valid, binding and enforceable obligations.
(b)Any judgment obtained in England in relation to a Finance Document governed by English law will be recognised and enforced in its jurisdiction of incorporation, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered in accordance with Clause 4 (Conditions of Utilisation), legal, valid, binding and enforceable obligations.
18.7Deduction of Tax
As at the date of this Agreement, it is not required under the applicable Tax laws of the State of Texas, to make any Tax Deduction from any payment it may make under any Finance Document.
18.8No filing or stamp taxes
Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.
18.9No default
(a)No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.
(b)No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or to which its assets are subject which might have a Material Adverse Effect.
18.10No misleading information
(a)To the best of its knowledge (after due and careful enquiry):
(a)any material written factual information contained in or provided by it for the purposes of the Facility was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated;
(b)all material financial projections contained in the information provided to the Finance Parties as referred to in paragraph (a) above have been prepared on the basis of recent historical information and on the basis of reasonable assumptions;
(c)nothing material has occurred or been omitted from the information provided to the Finance Parties as referred to in paragraph (a) above and no material information has been given or withheld that results in the information contained in such information being untrue or misleading in any material respect; and

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(d)all other material written information supplied by each Obligor was true, complete and accurate in all material respects as at the date it was given and was not misleading in any respect.
18.11Financial statements
(a)The financial statements of the Guarantor most recently supplied to the Agent (which, at the date of this Agreement, are the Original Financial Statements) were prepared in accordance with GAAP consistently applied save to the extent expressly disclosed in such financial statements.
(b)The financial statements of the Guarantor most recently supplied to the Agent (which, at the date of this Agreement, are the Original Financial Statements) give a true and fair view of (if audited) or fairly represent (if unaudited) the consolidated financial condition and operations of the relevant company for the period to which they relate, save to the extent expressly disclosed in such financial statements.
(c)There has been no material adverse change in the financial condition of any Obligor since the date of the Original Financial Statements.
18.12Pari passu ranking
Subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered in accordance with Clause 4 (Conditions of Utilisation), its payment obligations under the Finance Documents rank at least pari passu with the claims of all of its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.
18.13No proceedings
(a)To the best of its knowledge (after due and careful enquiry), no litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, are reasonably likely to be determined adversely, and, if so adversely determined, might reasonably be expected to have a Material Adverse Effect has or have (to the best of its knowledge and belief) been started or threatened in writing against it or any member of the Borrower Group.
(b)No judgment or order of a court, arbitral body or agency which might reasonably be expected to have a Material Adverse Effect has (to the best of its knowledge and belief) been made against it or any member of the Borrower Group.
18.14Authorised signatures
Any person specified as its authorised signatory under Schedule 2 (Conditions Precedent) or paragraph (e) of Clause 19.3 (Information: miscellaneous) is authorised to sign Utilisation Requests, Selection Notices (each, in the case of the Borrower) and other notices on its behalf.
18.15Insolvency
No:
(a)corporate action, legal proceeding or other procedure or step described in paragraph (a) of Clause 22.6 (Insolvency proceedings); or
(b)creditors' process described in Clause 22.7 (Creditors' process),

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has been taken or, to its knowledge, threatened in writing in relation to it or any member of the Borrower Group, and none of the circumstances described in Clause 22.5 (Insolvency) applies to it or any member of the Borrower Group.
18.16No breach of laws
(a)It has not (and no other member of the Borrower Group has) breached any law or regulation which breach has or might reasonably be expected to have a Material Adverse Effect.
18.17Environmental laws
(a)It and each member of the Borrower Group is in compliance with Clause 21.6 (Environmental compliance) and to its knowledge no circumstances have occurred which would prevent such compliance in a manner which has or might reasonably be expected to have a Material Adverse Effect.
(b)To the best of its knowledge (after due and careful enquiry), no Environmental Claim has been commenced or is threatened in writing against it or any member of the Borrower Group where that claim has or might reasonably be expected to, if determined against that member of the Borrower Group, to have a Material Adverse Effect.
18.18Taxation
It has paid all Taxes required to be paid by it within the time period allowed for payment without incurring any material penalties for non-payment except for any Taxes:
(a)being contested by it in good faith and in accordance with the relevant procedures;
(b)which have been disclosed in its financial statements and for which adequate reserves are being maintained in accordance with the accounting principles; or
(c)where payment can be lawfully withheld and failure to pay those Taxes does not have or would not reasonably be expected to have a Material Adverse Effect.
18.19Sanctions
(a)No Obligor, nor any member of the Borrower Group nor any of their respective directors, officers or to the knowledge of the Obligors (having made due and careful inquiry) their respective employees nor any persons acting on any of their behalf:
(i)is a Restricted Party; or
(ii)has received notice of or is aware of any claim, action, suit, proceeding or investigation against it with respect to Sanctions by any Sanctions Authority.
(b)Neither the borrowing nor the use of proceeds or other transactions contemplated by this Agreement will violate Sanctions applicable to any Party.
18.20Anti-Corruption Laws
(a)No Obligor, nor any member of the Borrower Group, nor to the knowledge of the Obligors, any director, officer, agent, employee or other person acting on behalf of any member of the Borrower Group is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of any applicable Anti-Corruption Laws.

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(b)Each Obligor and each member of the Borrower Group has conducted its businesses in compliance with applicable Anti-Corruption Laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.
18.21Anti-Money Laundering Laws
(a)Each Obligor and each member of the Borrower Group has instituted and maintains policies and procedures designed to promote and achieve compliance with Anti-Money Laundering Laws.
(b)No action, suit or proceeding by or before any court or Governmental Agency, authority or body or any arbitrator involving any Obligor, any member of the Borrower Group or any of their respective directors, officers, agents or employees, in each case, with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Obligors, threatened in writing.
(c)The operations of each Obligor and each other member of the Borrower Group are in material compliance with applicable Anti-Money Laundering Laws.
18.22No immunity
In any proceedings taken in its jurisdiction of incorporation in relation to the Finance Documents to which it is a party, it will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.
18.23Private and commercial acts
Its execution of the Finance Documents to which it is a party constitutes, and its exercise of its rights and performance of its obligations thereunder will constitute, private and commercial acts done and performed for private and commercial purposes.
18.24Good title to assets
Each Obligor has a good, valid and marketable title to, or valid leases or licences over, and all appropriate Authorisations to use, the material assets necessary to carry on the business substantially as it is presently conducted.
18.25Intellectual Property
Each Obligor:
(a)does not, in carrying on its businesses, infringe any intellectual property of any third party in any respect which could reasonably be expected to have a Material Adverse Effect; and
(b)has taken all formal or procedural actions (including payment of fees) required to maintain any intellectual property owned by it where failure to take such actions could reasonably be expected to have a Material Adverse Effect.
18.26Borrower Group Structure
    The structure chart of the Borrower Group provided pursuant to Clause 4.1 (Initial conditions precedent):
(a)shows:
(i)the Ultimate Parent's beneficial ownership of each Obligor;
(ii)each member of the Borrower Group,

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in each case, as at the date of this Agreement; and
(b)is complete and accurate in all material respects.
18.27United States laws
(a)The Borrower has not:
(i)extended credit for the purpose, directly or indirectly, of buying or carrying Margin Stock; or
(ii)used any Loan, directly or indirectly, to buy or carry Margin Stock or for any other purpose in violation of the Margin Regulations.
(b)The Borrower has not used any part of any Loan to acquire any security in a transaction that is in violation of section 13 or 14 of the United States Securities Exchange Act of 1934.
(c)The Borrower and its ERISA Affiliates are in compliance with all laws and regulations relating to each of its Plans, except for any non-compliance that is not reasonably likely to have a Material Adverse Effect.
(d)No event or condition exists at any time in relation to a Plan which is reasonably likely to result in the imposition of a lien or other encumbrance on any of its assets or which is reasonably likely to have a Material Adverse Effect.
(e)None of the following events has occurred or will occur with respect to the Borrower or its ERISA Affiliates that is reasonably likely to have a Material Adverse Effect:
(i)any Reportable Event;
(ii)the termination of or withdrawal from, or any circumstances reasonably likely to result in the termination of or withdrawal from, any Plan subject to Title IV of ERISA;
(iii)a claim or other communication from a Governmental Agency alleging material non-compliance with any law or regulation relating to any Plan; and
(iv)the engagement in any non-exempt prohibited transaction within the meaning of section 4975 of the Code or section 406 of ERISA.
18.28Canadian laws
(a)No Canadian Pension Wind Up Event has occurred, and no condition exists and no event or transaction has occurred which could reasonably be expected to result in a Canadian Pension Wind Up Event, in each case, that could reasonably be expected to result in a Material Adverse Effect.
18.29Outbound Investment Rules
Neither the Borrower nor any member of the Borrower Group is a "covered foreign person" as that term is used in the Outbound Investment Rules. Neither the Borrower nor any member of the Borrower Group currently engages, or has any present intention to engage in the future, directly or indirectly, in (i) a "covered activity" or a "covered transaction", as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a "covered activity" or a "covered transaction", as each such term is defined in the Outbound Investment Rules or (iii) any other activity that would cause any Finance Party to be in violation of the Outbound Investment Rules or cause any Finance Party to be legally

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prohibited by the Outbound Investment Rules from performing its obligations under this Agreement.
18.30Repetition
(a)All the representations and warranties in this Clause 18 are made by each Obligor on the date of this Agreement and the first Utilisation Date.
(b)The Repeating Representations are deemed to be made by each Obligor:
(i)on the date of each Utilisation Request;
(ii)on each Utilisation Date; and
(iii)on the first day of each Interest Period; and
(c)Each representation or warranty made or deemed to be made under the Finance Documents if made after the date of this Agreement, shall be deemed to be made by reference to the facts and circumstances existing at the date such representation or warranty is made or deemed to be made.
19.INFORMATION UNDERTAKINGS
The undertakings in this Clause 19 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.
19.1Financial statements
The Borrower shall supply to the Agent in sufficient copies for all the Lenders:
(a)as soon as the same become available, but in any event within 120 days after each of the Guarantor's financial years, the Guarantor's audited consolidated financial statements for that financial year; and
(b)as soon as the same become available, but in any event within 60 days after the end of each of the Guarantor's financial quarters, the Guarantor's unaudited financial statements for that financial quarter; and
(c)as soon as the same become available, but in any event within 120 days after 31 March of each year, fit-for-consolidation financial statements of the Borrower for the period 1 April of the preceding calendar year to 31 March of the present calendar year, provided that if such fit-for-consolidation financial statements of the Borrower for any applicable annual accounting period are published on the website of the Ultimate Parent, such publication on the Ultimate Parent's website shall satisfy the delivery requirements in this paragraph (c).
19.2Requirements as to financial statements
(a)Each set of financial statements delivered pursuant to paragraphs (a) and (b) of Clause 19.1 (Financial statements) shall be certified by a director or authorised signatory of the relevant company as giving a true and fair view of (in the case of any such financial statements which are audited) or fairly representing (in the case of any such financial statements which are unaudited) its financial condition as at the date as at which those financial statements were drawn up.

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(b)The Borrower shall procure that each set of financial statements delivered pursuant to paragraphs (a) and (b) of Clause 19.1 (Financial statements) is prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements.
19.3Information: miscellaneous
The Borrower shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):
(a)all material documents dispatched by an Obligor to its shareholders (or any class of them) or its creditors generally at the same time as they are despatched;
(b)promptly upon becoming aware of them and subject to compliance with applicable law and disclosure requirements, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Obligor, and which might, if adversely determined, have a Material Adverse Effect;
(c)promptly upon becoming aware of them subject to compliance with applicable law and disclosure requirements, the details of any judgment or order of a court, arbitral body or agency which is made against any Obligor, and which might have a Material Adverse Effect;
(d)promptly subject to compliance with applicable law and disclosure requirements, such further information regarding the financial condition, business and operations of any Obligor or any member of the Borrower Group as any Finance Party (through the Agent) may reasonably request;
(e)promptly, notice of any change in authorised signatories of an Obligor signed by a director or company secretary of that Obligor accompanied by specimen signatures of any new authorised signatories;
(f)promptly upon becoming aware of its occurrence, notice of a Guarantor Credit Rating Event; and
(g)promptly upon becoming aware of its occurrence, the details of any breach of any representation given under Clause 18.19 (Sanctions) or the details of any breach of any undertaking given under Clause 21.11 (Sanctions, anti-corruption, anti-money laundering and anti-terrorism).
19.4Notification of default
(a)Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.
(b)Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by a director or senior officer on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

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19.5Direct electronic delivery by Borrower
The Borrower may satisfy its obligation under this Agreement to deliver any information in relation to a Lender by delivering that information directly to that Lender in accordance with Clause 29.5 (Electronic communication) to the extent that Lender and the Agent agree to this method of delivery.
19.6"Know your customer" checks
(a)Each Obligor shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender (including for any Lender on behalf of any prospective new Lender)) in order for the Agent, such Lender or any prospective new Lender to conduct all "know your customer" and other similar procedures that it is required (or deems desirable) to conduct.
(b)Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to conduct all "know your customer" and other similar procedures that it is required (or deems desirable) to conduct.
20.GUARANTEE AND INDEMNITY
20.1Guarantee and indemnity
The Guarantor irrevocably and unconditionally:
(a)guarantees to each Finance Party punctual performance by the Borrower of all the Borrower's obligations under the Finance Documents;
(b)undertakes with each Finance Party that whenever the Borrower does not pay any amount when due under or in connection with any Finance Document, the Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and
(c)agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of the Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by the Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 20 if the amount claimed had been recoverable on the basis of a guarantee.
20.2Continuing guarantee
This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.
20.3Reinstatement
If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Guarantor under this Clause 20 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

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20.4Waiver of defences
The obligations of the Guarantor under this Clause 20 will not be affected by an act, omission, matter or thing which, but for this Clause 20, would reduce, release or prejudice any of its obligations under this Clause 20 (without limitation and whether or not known to it or any Finance Party) including:
(a)any time, waiver or consent granted to, or composition with, any Obligor or other person;
(b)the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Borrower Group;
(c)the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, execute, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;
(d)any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;
(e)any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;
(f)any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or
(g)any insolvency or similar proceedings.
20.5Immediate recourse
The Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this Clause 20. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.
20.6Appropriations
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:
(a)refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

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(b)hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of the Guarantor's liability under this Clause 20.
20.7Deferral of Guarantors' rights
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, the Guarantor will not exercise any right which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 20:
(a)to be indemnified by an Obligor;
(b)to claim any contribution from any other guarantor of any Obligor's obligations under the Finance Documents;
(c)to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;
(d)to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which the Guarantor has given a guarantee, undertaking or indemnity under Clause 20.1 (Guarantee and indemnity);
(e)to exercise any right of set-off against any Obligor; and/or
(f)to claim or prove as a creditor of any Obligor in competition with any Finance Party.
If the Guarantor receives any benefit, payment or distribution in relation to any such right it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties, and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 27 (Payment Mechanics).
20.8Additional security
This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.
21.GENERAL UNDERTAKINGS
The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.
21.1Authorisations
Each Obligor shall promptly:
(a)obtain, comply with and do all that is necessary to maintain in full force and effect; and
(b)supply certified copies to the Agent of,
any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality,

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validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.
21.2Compliance with laws
Each Obligor shall (and the Borrower shall ensure that each member of the Borrower Group will) comply in all respects with all laws to which it may be subject, if failure so to comply would have or might reasonably be expected to have a Material Adverse Effect.
21.3Pari passu ranking
Each Obligor shall ensure that its payment obligations under the Finance Documents rank and continue to rank at least pari passu with the claims of all of its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.
21.4Disposals
(a)No Obligor shall (and the Borrower shall ensure that no other member of the Borrower Group will) enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.
(b)Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:
(i)(in respect of the respect of the Obligors) made in the ordinary course of business on an arm's length basis and (in respect of any other member of the Borrower Group) made in the ordinary course of business on an arm's length basis;
(ii)of assets in exchange for other assets comparable or superior as to type, value and quality (other than an exchange of a non-cash asset for cash) and on an arm's length basis;
(iii)of any asset not covered in any of the preceding sub-paragraphs provided that such disposal is on arm's length terms and as at the Obligation Binding Date, no Event of Default is continuing or would result from such disposal; or
(iv)made with the prior written approval of the Agent (acting on the instructions of the Majority Lenders).
21.5Merger
(a)No Obligor shall (and the Borrower shall ensure that no other member of the Borrower Group will) enter into any amalgamation, demerger, merger or corporate reconstruction.
(b)Paragraph (a) above does not apply to:
(i)any amalgamation, demerger, merger or corporate reconstruction involving:
(A)members of the Borrower Group (other than the Borrower);
(B)the Borrower and another member of the Borrower Group, provided that:

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(1)the Borrower remains the surviving legal entity following such amalgamation, demerger, merger or corporate reconstruction and such amalgamation, demerger, merger or corporate reconstruction does not result in a Change of Control; and
(2)no Event of Default is continuing or would result from such amalgamation, demerger, merger or corporate reconstruction;
(C)the Guarantor and any other person, provided that:
(1)the Guarantor remains the surviving legal entity following such amalgamation, demerger, merger or corporate reconstruction and such amalgamation, demerger, merger or corporate reconstruction does not result in a Change of Control; and
(2)no Event of Default is continuing or would result from such amalgamation, demerger, merger or corporate reconstruction;
(ii)sale, lease, transfer or other disposal permitted pursuant to Clause 21.4 (Disposals); or
(iii)any amalgamation, demerger, merger or corporate reconstruction entered into with the prior written approval of the Agent (acting on the instructions of the Majority Lenders).
21.6Environmental compliance
Each Obligor shall (and the Borrower shall ensure that each member of the Borrower Group will) comply in all respects with all Environmental Law applicable to it and obtain and maintain Environmental Permits which are applicable to and required by it in connection with its business, if in each case, failure so to comply, maintain or obtain would have or might reasonably be expected to have a Material Adverse Effect.
21.7Environmental Claims
Each Obligor shall inform the Agent in writing as soon as reasonably practicable upon becoming aware of any Environmental Claim which has been commenced or (to the best of that Obligor's knowledge and belief) is threatened in writing against it or any member of the Borrower Group in each case where the claim, if determined against that Obligor or member of the Borrower Group, has or is reasonably likely to have a Material Adverse Effect.
21.8Acquisitions
(a)No Obligor shall (and the Borrower shall ensure that no other member of the Borrower Group will) acquire any company, business, assets or undertaking or make any investment or enter into any joint ventures.
(b)Paragraph (a) above does not apply to any acquisition or investment or joint venture:
(i)which is in connection with a business permitted by the acquiring company's constitutional documents provided that, as at the Obligation Binding Date, no Event of Default is continuing or would result from such acquisition or investment or joint venture; or

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(ii)entered into with the prior written approval of the Agent (acting on the instructions of the Majority Lenders).
21.9Loans and guarantees
(a)No Obligor shall (and the Borrower shall ensure that no other member of the Borrower Group will) make or allow to subsist any loans, grant any credit or give or allow to remain outstanding any guarantee or indemnity to or for the benefit of any person or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any person.
(b)Paragraph (a) above does not apply to:
(i)any guarantee or indemnity arising under the Finance Documents;
(ii)any loans, credit, guarantees or indemnities that are made or advanced or extended by any Obligor or any member of the Borrower Group provided that, as at the Obligation Binding Date, no Event of Default is continuing or would result from such loans, credit, guarantees or indemnities being made or advanced or extended; or
(iii)any loans, credit, guarantees or indemnities that are made or advanced or extended with the prior written approval of the Agent (acting on the instructions of the Majority Lenders).
21.10Financial Indebtedness
(a)No Obligor shall (and the Borrower shall ensure that no other member of the Borrower Group will) incur or permit to remain outstanding any Financial Indebtedness.
(b)Paragraph (a) above does not apply to:
(i)any Financial Indebtedness incurred pursuant to any Finance Documents;
(ii)any Financial Indebtedness incurred by the Borrower from the Guarantor, any member of the Borrower Group or any of their respective Affiliates if such Financial Indebtedness is subordinated in right of payment and priority to the rights of the Finance Parties against the Borrower under the Finance Documents;
(iii)the incurrence of any Financial Indebtedness not covered under the preceding sub-paragraphs provided that, as at the Obligation Binding Date, no Event of Default is continuing or would result from the incurrence of such Financial Indebtedness; or
(iv)the incurrence of any other Financial Indebtedness approved by the Agent (acting on the instructions of the Majority Lenders).
21.11Sanctions, anti-corruption, anti-money laundering and anti-terrorism
(a)No Obligor shall, and the Borrower shall not permit or authorise any other member of the Borrower Group or any of their respective officers, directors, employees agents and joint venture partners to, directly or indirectly, use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of any Loan or other transaction(s) financed from the proceeds of any Loan to:

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(i)fund any trade, business or other activities involving or for the benefit of any Restricted Party;
(ii)to lend, facilitate, finance, invest, pay to or otherwise fund any activity, business or transaction in any country or territory which would be prohibited by Sanctions; or
(iii)in any other manner that would reasonably be expected to result in the Borrower or any other Party being in breach of any Sanctions (if and to the extent applicable to either of them) or becoming a Restricted Party.
(b)No Obligor shall, and the Borrower shall not permit or authorise any other member of the Borrower Group or any of their respective officers, directors or employees to fund any payment to any Finance Party under the Facility, including accrued interest and all other amounts under the Facility, with proceeds derived directly or indirectly from any transaction that would be prohibited by Sanctions, or proceeds derived directly or indirectly from any source of funds, revenue or benefit originating or otherwise deriving directly or indirectly from any activity or dealing of the Obligors (and/or their Subsidiaries or any other entity related to the Obligors), or would otherwise cause the Lender or any other party to this Agreement, or any entity affiliated with any such party, to be in breach of any Sanction.
(c)No Obligor shall, and the Borrower shall not permit or authorise any other member of the Borrower Group or any of their respective officers, directors, employees or to the knowledge of the Obligors (having made due and careful inquiry), any person acting on behalf of it to, directly or indirectly use the proceeds of the Facility for any purpose which would breach any Anti-Corruption Laws.
(d)Each Obligor shall (and the Borrower shall ensure that each other member of the Borrower Group will):
(i)conduct its businesses in compliance with Anti-Corruption Laws; and
(ii)maintain policies and procedures designed to promote and achieve compliance with such laws by each Obligor, each other member of the Borrower Group and each of their respective directors, officers, employees and agents.
(e)In connection with the transactions contemplated by this Agreement, no Obligor shall (and the Borrower shall ensure that no other member of the Borrower Group will), directly or indirectly, authorise, offer, promise, or make payments of anything of value, including but not limited to cash, cheques, wire transfers, tangible and intangible gifts, favours, services, and those entertainment and travel expenses that go beyond what is reasonable and customary and of modest value to:
(i)an executive, official, employee or agent of a governmental department, agency or instrumentality;
(ii)a director, officer, employee or agent of a wholly or partially government-owned or controlled company or business;
(iii)a political party or official thereof, or candidate for political office;
(iv)a foreign public official; or
(v)any other person,

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while knowing or having a reasonable belief that all or some portion will be used for the purpose of:
(A)influencing any act, decision or failure to act by any such person in his or her official capacity;
(B)inducing any such person to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity; or
(C)securing an unlawful advantage; in order to obtain, retain or direct business.
(f)No Obligor shall (and the Borrower shall ensure that no other member of the Borrower Group will) directly or indirectly use the proceeds of the Facility for any purpose which would breach any Anti-Money Laundering Laws.
(g)Each Obligor shall (and the Borrower shall ensure that each other member of the Borrower Group will):
(i)conduct its businesses in compliance with Anti Money Laundering Laws; and
(ii)maintain policies and procedures designed to promote and achieve compliance with Anti Money Laundering Laws.
21.12Insurance
(a)Each Obligor shall (and the Borrower shall ensure that each other member of the Borrower Group will) maintain insurance on and in relation to their business and material assets with financially sound and reputable underwriters or insurance companies against those risks, and to the extent, usually insured against by prudent companies located in the same or a similar location and carrying on a similar business at commercially prudent levels and against those risks, and to the extent, required by applicable law.
21.13Access
If an Event of Default is continuing, the Obligors shall permit the Agent and/or accountants or other professional advisers and contractors of the Agent free access at all reasonable times and on reasonable notice at the risk and cost of the Obligors to the premises, assets, books, accounts and records of the Obligors and meet and discuss matters with the management of the Obligors.
21.14United States laws
(a)No Obligor may:
(i)extend credit for the purpose, directly or indirectly, of buying or carrying Margin Stock; or
(ii)use any Loan, directly or indirectly, to buy or carry Margin Stock or for any other purpose in violation of the Margin Regulations.
(b)No Obligor shall use any part of any Loan to acquire any security in a transaction that is in violation of section 13 or 14 of the United States Securities Exchange Act of 1934.

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(c)If applicable, each Obligor and its ERISA Affiliates must be, and remain, in compliance with all laws and regulations relating to each of its Plans, except for any non-compliance that is not reasonably likely to have a Material Adverse Effect.
(d)Each Obligor and its ERISA Affiliates must ensure that no event or condition exists at any time in relation to a Plan which is reasonably likely to result in the imposition of a lien or other encumbrance on any of its assets or which is reasonably likely to have a Material Adverse Effect.
(e)Each Obligor shall, promptly upon becoming aware of any of the following events having occurred or will occur with respect to it or its ERISA Affiliates that is reasonably likely to have a Material Adverse Effect, notify the Agent in writing:
(i)any Reportable Event;
(ii)the termination of or withdrawal from, or any circumstances reasonably likely to result in the termination of or withdrawal from, any Plan subject to Title IV of ERISA;
(iii)a claim or other communication from a Governmental Agency alleging material non-compliance with any law or regulation relating to any Plan; and
(iv)the engagement in any non-exempt prohibited transaction within the meaning of section 4975 of the Code or section 406 of ERISA.
21.15Outbound Investment Rules
The Obligors will not, and the Borrower will not permit any member of the Borrower Group to:
(a)be or become a "covered foreign person", as that term is defined in the Outbound Investment Rules; or
(b)engage, directly or indirectly, in:
(i)a "covered activity" or a "covered transaction", as each such term is defined in the Outbound Investment Rules;
(ii)any activity or transaction that would constitute a "covered activity" or a "covered transaction", as each such term is defined in the Outbound Investment Rules, if the Borrower were a US Person; or
(iii)any other activity that would cause any Finance Party to be in violation of the Outbound Investment Rules or cause any Finance Party to be legally prohibited by the Outbound Investment Rules from performing its obligations under this Agreement.
21.16Canadian Laws
The Guarantor shall notify the Agent:
(a)promptly after filing with the applicable Governmental Authority, all actuarial valuations in respect of any Canadian Defined Benefit Pension Plan and, upon the reasonable request of the Agent, other documents or information in its possession related to a Canadian Defined Benefit Pension Plan;

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(b)as soon as practicable and, in any event, within five Business Days of the occurrence of any Canadian Pension Wind Up Event or any event which could reasonably be expected to result in a Canadian Pension Wind Up Event, and provide all material documentation, with respect to such Canadian Pension Wind Up Event; and
(c)as soon as practicable upon commencing to sponsor, administer, contribute to or participate in, any new Canadian Defined Benefit Pension Plan.
21.17Amendments to constitutional documents
The Borrower shall not amend, vary, novate, supplement, supersede, waive or terminate any term of any of its constitutional documents to the extent that that amendment, variation, novation, supplement, superseding, waiver or termination would materially and adversely affect the interests of the Lenders (taken as a whole).
21.18Treasury Transactions
No Obligor shall enter into any Treasury Transaction, other than:
(a)any hedging transaction in respect of foreign exchange and/or interest rate liabilities and/or risks relating to the Facility or other Financial indebtedness permitted under this Agreement and not for speculative purposes;
(b)spot and forward delivery foreign exchange transactions entered into in the ordinary course of business and not for speculative purposes;
(c)any Treasury Transaction entered into for the hedging of actual or projected real exposures arising in the ordinary course of business of that Obligor and not for speculative purposes; or
(d)any Treasury Transaction entered into with the prior written approval of the Agent (acting on the instructions of the Majority Lenders).
21.19Restricted Payment
No Obligor shall make any Restricted Payment to the Ultimate Parent or any of the Ultimate Parent's Affiliates if an Event of Default is continuing or would result from such payment, provided that such restriction shall not apply to a Restricted Payment made by the Borrower or any of the Guarantor's other Subsidiaries to the Guarantor.
21.20Arm's length basis
(a)Except as permitted by paragraph (b) below, no Obligor shall enter into any transaction with any person except on arm's length terms and for full market value.
(b)Paragraph (a) does not apply to transactions with management, officers, employees or directors of Obligors or members of the Borrower Group, the Ultimate Parent or any of their respect Affiliates in the ordinary course of business.
21.21Use of proceeds
No Obligor shall (and the Borrower shall ensure that no other member of the Borrower Group, directly or indirectly) uses any part of the proceeds of the Facility towards any coal-related business or value chain of the Obligors and/or the Borrower Group.

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21.22Change of business
(a)The Guarantor shall ensure that no substantial change is made to the general nature of its business from that carried on at the date of this Agreement.
(b)The Borrower shall procure that no substantial change is made to the general nature of its business or the business of the Borrower Group (taken as a whole) from that carried on at the date of this Agreement.
21.23Prepayments and cancellations
(a)Until all amounts outstanding under the Finance Documents are repaid in full by the Obligors, the Obligors shall not:
(i)voluntarily cancel any commitments in respect of any committed Financial Indebtedness in connection with any term loan facility or working capital facility;
(ii)make any voluntary prepayments in respect of any term loan facility having a term of more than one year; and/or
(iii)voluntarily cancel any commitments in respect of any Financial Indebtedness under the ABL Facility or make any voluntary prepayments in respect of any Financial Indebtedness under the ABL Facility, where, as a result of such cancellation or prepayment, the Financial Indebtedness available to be utilised under the ABL Facility is voluntarily reduced from the aggregate amount of Financial Indebtedness available to be utilised under the ABL Facility as at the date of this Agreement.
(b)For purposes of this Clause 21.23, "ABL Facility" means the second amended and restated credit agreement, dated October 6, 2014, and made between Novelis Inc. as borrower, certain subsidiaries of Novelis Inc.  as borrowers and guarantors, the lenders party thereto, Wells Fargo Bank, N.A. (London Branch), as European swingline lender, Wells Fargo Bank, National Association, as administrative agent, collateral agent, issuing bank and U.S. swingline lender, as amended, restated, supplemented or modified from time to time.
21.24Most favoured nation
(a)No Obligor shall, in respect of any Relevant Debt it incurs after the date of this Agreement, agree with the creditors of such Relevant Debt, terms relating to maturity, average life, amortisation and/or ratio-based maintenance financial covenants tested on a periodical basis, that are more favourable to the creditors of such Relevant Debt than the corresponding terms of this Agreement, unless, prior to the incurrence of such Relevant Debt, the Borrower carries out amendments to the relevant provisions in this Agreement (in form and substance satisfactory to the Majority Lenders) so that such relevant provisions in this Agreement are consistent with, and no worse off than, the corresponding provisions in such other Relevant Debt.
(b)For purposes of this Clause 21.24:
(c)"Excluded Debt" means:
(i)any short-term working capital facilities availed by an Obligor and any renewal or extension thereof;

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(i)any extension (but not refinancing) of any existing indebtedness of any Obligor; and
(ii)any refinancing of any existing indebtedness of an Obligor, provided that such refinancing facility:
(A)does not have any scheduled repayment instalment falling due for payment prior to the Final Repayment Date;
(B)has a longer average life of maturity than the Facility; and
(C)has a final maturity date falling after the Final Repayment Date.
(d)"Relevant Debt" means any new credit facility provided by a third-party bank or financial institution to an Obligor after the date of this Agreement other than Excluded Debt.
22.EVENTS OF DEFAULT
Each of the events or circumstances set out in the following sub-clauses of this Clause 22 (other than Clause 22.15 (Acceleration)) is an Event of Default.
22.1Non-payment
An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:
(a)its failure to pay is caused by:
(i)administrative or technical error; or
(ii)a Disruption Event; and
(b)payment is made within three Business Days of its due date.
22.2Other obligations
(a)An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 22.1 (Non-payment)).
(b)No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 30 days of the earlier of (A) the Agent giving notice to the Borrower and (B) any Obligor becoming aware of the failure to comply.
22.3Misrepresentation
(a)Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.
(b)No Event of Default under paragraph (a) above will occur if the misrepresentation or misstatement is capable of remedy and is remedied within 30 days of the earlier of

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(A) the Agent giving notice to the Borrower and (B) any Obligor becoming aware of the misrepresentation or misstatement.
22.4Cross default
(a)Any Financial Indebtedness of any Obligor or a member of the Borrower Group is not paid when due nor within any originally applicable grace period.
(b)Any Financial Indebtedness of any Obligor or a member of the Borrower Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).
(c)Any commitment for any Financial Indebtedness of any Obligor is cancelled or suspended by a creditor of that Obligor as a result of an event of default (however described).
(d)Any creditor of an Obligor becomes entitled to declare any Financial Indebtedness of that Obligor due and payable prior to its specified maturity as a result of an event of default (however described).
(e)No Event of Default will occur under this Clause 22.4 if:
(i)the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than US$100,000,000 (or its equivalent in any other currency or currencies); or
(ii)the Financial Indebtedness is between:
(A)members of the Borrower Group;
(B)an Obligor and any member of the Borrower Group; or
(C)an Obligor or a member of the Borrower Group and the Ultimate Parent or any Affiliate of the Ultimate Parent in relation any Financial Indebtedness that constitutes Subordinated Debt.
22.5Insolvency
(a)Any Obligor or member of the Borrower Group is unable to, or is presumed or deemed under applicable laws or regulations to be unable to, or admits inability to, pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual financial difficulties, commences negotiations with its financial creditors generally (excluding any Finance Party in its capacity as such) with a view to a general rescheduling of its indebtedness.
(b)The value of the assets of any Obligor or member of the Borrower Group is less than its liabilities (taking into account contingent and prospective liabilities).
(c)A moratorium is declared in respect of any indebtedness of any Obligor or member of the Borrower Group.
22.6Insolvency proceedings
Any corporate action, legal proceedings or other procedure or step is taken in relation to:

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(a)the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, provisional supervision or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor or member of the Borrower Group (other than a solvent liquidation or reorganisation of any member of the Borrower Group (other than the Borrower));
(b)a composition, compromise or arrangement with any creditor of any Obligor or member of the Borrower Group, or an assignment for the benefit of creditors generally of any Obligor or member of the Borrower Group or a class of such creditors, for reasons of financial difficulty of such company;
(c)the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the Borrower Group which is not the Borrower), receiver, administrator, administrative receiver, compulsory manager, provisional supervisor or other similar officer in respect of any Obligor or member of the Borrower Group or any of its assets, in each case, where the aggregate value of the underlying claim(s) and/or assets is in excess of US$100,000,000 (or its equivalent); or
(d)enforcement of any Security over any assets of any Obligor or member of the Borrower Group, having an aggregate value in excess of US$100,000,000 (or its equivalent), or any analogous procedure or step is taken in any jurisdiction.
Paragraph (a) above shall not apply to any winding-up petition which is discharged, stayed or dismissed within 60 days of commencement in respect of any Obligor or member of the Borrower Group.
22.7Creditors' process
Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of an Obligor or member of the Borrower Group having an aggregate value of not less than US$100,000,000 (or its equivalent) and is not withdrawn, discharged, stayed or dismissed within 30 days.
22.8Unlawfulness
It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents.
22.9Cessation of business
Any Obligor or member of the Borrower Group suspends or ceases to carry on all or a material part of its business or of the business of the Borrower Group taken as a whole.
22.10Expropriation
The authority or ability of an Obligor to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to that Obligor or its assets and such limitation or curtailment has or might reasonably be expected to have a Material Adverse Effect.
22.11Repudiation
An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

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22.12Litigation
(a)Any litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency are started or threatened in writing, or any judgment or order of a court, arbitral body or agency is made, in relation to the Finance Documents or the transactions contemplated in the Finance Documents or against any Obligor or Borrower Group member or its assets which have, or has, or might reasonably be expected to have a Material Adverse Effect.
(b)Any court judgment or order is made against an Obligor or any Borrower Group member and such court judgement or order could reasonably be expected to have a Material Adverse Effect.
(c)An Obligor or a member of the Borrower Group fails to pay or perform or comply with any final judgment, court order or arbitral award and such failure could reasonably be expected to have a Material Adverse Effect.
22.13Material adverse change
Any other event or circumstance occurs which has or is reasonably likely to have a Material Adverse Effect.
22.14United States Bankruptcy Laws
(a)Any of the following occurs in respect of a US Debtor under any U.S. Bankruptcy Law:
(a)it makes a general assignment for the benefit of creditors;
(b)it commences a voluntary case or proceeding under any U.S. Bankruptcy Law;
(c)an involuntary case under any U.S. Bankruptcy Law is commenced against it and is not dismissed or stayed within 60 days after commencement of the case; or
(d)an order for relief or other order approving any case or proceeding is entered under any U.S. Bankruptcy Law.
22.15Acceleration
(a)On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:
(i)without prejudice to the participations of any Lender in any Loans then outstanding:
(A)cancel each Available Commitment of each Lender, whereupon each such Available Commitment shall immediately be cancelled and the Facility shall immediately cease to be available for further utilisation; or
(B)cancel any part of any Commitment (and reduce such Commitment accordingly), whereupon the relevant part shall immediately be cancelled (and the relevant Commitment shall be immediately reduced accordingly); and/or
(ii)declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

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(iii)declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.
(b)If an Event of Default described in Clause 22.14 (United States Bankruptcy Laws) occurs with respect to an Obligor, the Total Commitments will, if not already cancelled under this Agreement, be immediately and automatically cancelled and all amounts outstanding under the Finance Documents will be immediately and automatically due and payable, without the requirement of notice or any other formality.

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SECTION 9
CHANGES TO PARTIES
23.CHANGES TO THE LENDERS
23.1Assignments and transfers by the Lenders
Subject to this Clause 23, a Lender (the "Existing Lender") may:
(a)assign any of its rights; or
(b)transfer by novation any of its rights and obligations,
under the Finance Documents to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the "New Lender").
23.2Conditions of assignment or transfer
(a)A transfer will be effective only if the procedure set out in Clause 23.5 (Procedure for transfer) is complied with.
(b)An assignment will be effective only if the procedure and conditions set out in Clause 23.6 (Procedure for assignment) are complied with.
(c) If:
(i)a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and
(ii)as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 13 (Tax Gross-up and Indemnities) or Clause 14 (Increased Costs),
(iii)then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under that Clause to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.
23.3Assignment or transfer fee
The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of US$5,000.
23.4Limitation of responsibility of Existing Lenders
(a)Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(i)the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;
(ii)the financial condition of an Obligor;

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(iii)the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or
(iv)the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document, and any representations or warranties implied by law are excluded.
(b)Each New Lender confirms to the Existing Lender and the other Finance Parties that it:
(i)has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and
(ii)will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.
(c)Nothing in any Finance Document obliges an Existing Lender to:
(i)accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 23; or
(ii)support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.
23.5Procedure for transfer
(a)Subject to the conditions set out in Clause 23.2 (Conditions of assignment or transfer), a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate. The Existing Lender and the New Lender must deliver the Transfer Certificate to the Agent at least five Business Days prior to the proposed Transfer Date.
(b)The Agent shall not be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender unless it is satisfied that it has completed all "know your customer" and other similar procedures that it is required (or deems desirable) to conduct in relation to the transfer to such New Lender.
(c)Subject to Clause 23.12 (Pro rata interest settlement), on the Transfer Date:
(i)to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each Obligor and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the "Discharged Rights and Obligations");

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(ii)each Obligor and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;
(iii)the Agent, the Arranger, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and
(iv)the New Lender shall become a Party as a "Lender".
(d)The procedure set out in this Clause 23.5 shall not apply to any right or obligation under any Finance Document (other than this Agreement) if and to the extent its terms, or any laws or regulations applicable thereto, provide for or require a different means of transfer of such right or obligation or prohibit or restrict any transfer of such right or obligation, unless such prohibition or restriction shall not be applicable to the relevant transfer or each condition of any applicable restriction shall have been satisfied.
23.6Procedure for assignment
(a)Subject to the conditions set out in Clause 23.2 (Conditions of assignment or transfer), an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.
(b)The Agent shall not be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender unless it is satisfied that it has completed all "know your customer" and other similar procedures that it is required (or deems desirable) to conduct in relation to the assignment to such New Lender. The Existing Lender and the New Lender must deliver the Assignment Agreement to the Agent at least five Business Days prior to the proposed Transfer Date.
(c)Subject to Clause 23.12 (Pro rata interest settlement), on the Transfer Date:
(i)the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;
(ii)the Existing Lender will be released by each Obligor and the other Finance Parties from the obligations owed by it (the "Relevant Obligations") and expressed to be the subject of the release in the Assignment Agreement; and
(iii)the New Lender shall become a Party as a "Lender" and will be bound by obligations equivalent to the Relevant Obligations.

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(d)Lenders may utilise procedures other than those set out in this Clause 23.6 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 23.5 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 23.2 (Conditions of assignment or transfer).
(e)The procedure set out in this Clause 23.6 shall not apply to any right or obligation under any Finance Document (other than this Agreement) if and to the extent its terms, or any laws or regulations applicable thereto, provide for or require a different means of assignment of such right or release or assumption of such obligation or prohibit or restrict any assignment of such right or release or assumption of such obligation, unless such prohibition or restriction shall not be applicable to the relevant assignment, release or assumption or each condition of any applicable restriction shall have been satisfied.
23.7Copy of Transfer Certificate, Assignment Agreement to Borrower
The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Assignment Agreement, send to the Borrower a copy of that Transfer Certificate or Assignment Agreement.
23.8Existing consents and waivers
A New Lender shall be bound by any consent, waiver, election or decision given or made by the relevant Existing Lender under or pursuant to any Finance Document prior to the coming into effect of the relevant assignment or transfer to such New Lender.
23.9Exclusion of Agent's liability
In relation to any assignment or transfer pursuant to this Clause 23, each Party acknowledges and agrees that the Agent shall not be obliged to enquire as to the accuracy of any representation or warranty made by a New Lender in respect of its eligibility as a Lender.
23.10Assignments and transfers to Obligors or Borrower Group
A Lender may not assign or transfer to an Obligor or any member of the Borrower Group or the Ultimate Parent (or any of their Affiliates) any of such Lender's rights or obligations under any Finance Document, except with the prior written consent of all the Lenders.
23.11Security over Lenders' rights
(a)In addition to the other rights provided to Lenders under this Clause 23, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including:
(i)any charge, assignment or other Security to secure obligations to a federal reserve or central bank including, without limitation, any transfer or assignment of rights to a special purpose vehicle where Security over securities issued by such special purpose vehicle is to be created in favour of a federal reserve or central bank; and

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(ii)any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:
(A)release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or
(B)require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.
(b)The limitations on assignments or transfers by a Lender set out in any Finance Document, in particular in Clause 23.1 (Assignments and transfers by the Lenders), Clause 23.2 (Conditions of assignment or transfer) and Clause 23.3 (Assignment or transfer fee)), shall not apply to the creation or enforcement of Security pursuant to paragraph (a) above.
23.12Pro rata interest settlement
(a)If the Agent has notified the Lenders that it is able to distribute interest payments on a "pro rata basis" to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 23.5 (Procedure for transfer) or any assignment pursuant to Clause 23.6 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):
(i)any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date ("Accrued Amounts") and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six-monthly intervals after the first day of that Interest Period); and
(ii)the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:
(A)when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender;
(B)the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 23.12, have been payable to it on that date, but after deduction of the Accrued Amounts; and
(C)any amendment or waiver that has the effect of changing or which relates to the Accrued Amounts or the date of payment of the Accrued Amounts shall not be made without the prior consent of the Existing Lender.

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(b)In this Clause 23.12, references to "Interest Period" shall be construed to include a reference to any other period for accrual of fees.
(c)An Existing Lender which retains the right to the Accrued Amounts pursuant to this Clause 23.12 but which does not have a Commitment shall be deemed not to be a Lender for the purposes of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents. Any such Existing Lender may rely on this Clause 23.12 subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.
24.CHANGES TO THE OBLIGORS
24.1Assignments and transfers by the Obligors
No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents without the prior consent of all the Lenders.

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SECTION 10
THE FINANCE PARTIES
25.ROLE OF THE ADMINISTRATIVE PARTIES
25.1Appointment of the Agent
(a)Each of the Arranger and the Lenders appoints the Agent to act as its agent under and in connection with the Finance Documents.
(b)Each of the Arranger and the Lenders authorises the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.
25.2Instructions
(a)The Agent shall:
(i)unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:
(A)all Lenders if the relevant Finance Document stipulates the matter is an all-Lender decision; and
(B)in all other cases, the Majority Lenders; and
(ii)not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.
(b)The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion. The Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.
(c)Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.
(d)The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.
(e)In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

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(f)The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document.
25.3Duties of the Agent
(a)The Agent's duties under the Finance Documents are solely mechanical and administrative in nature.
(b)Subject to paragraph (c) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.
(c)Without prejudice to Clause 23.7 (Copy of Transfer Certificate, Assignment Agreement to Borrower), paragraph (b) above shall not apply to any Transfer Certificate, any Assignment Agreement.
(d)Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.
(e)If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.
(f)If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than to any Administrative Party) under this Agreement, it shall promptly notify the other Finance Parties.
(g)The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).
25.4Role of the Arranger
Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.
25.5No fiduciary duties
(a)Nothing in any Finance Document constitutes any Administrative Party as a trustee or fiduciary of any other person.
(b)No Administrative Party shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.
25.6Business with the Borrower Group
Any Administrative Party may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Obligor or another member of the Borrower Group.

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25.7Rights and discretions of the Agent
(a)The Agent may:
(i)rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;
(ii)assume that:
(A)any instructions received by it from the Majority Lenders, any Lender or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and
(B)unless it has received notice of revocation, those instructions have not been revoked; and
(iii)rely on a certificate from any person:
(A)as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or
(B)to the effect that such person approves of any particular dealing, transaction, step, action or thing, as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.
(b)The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:
(i)no Default has occurred (unless it has actual knowledge of a Default arising under Clause 22.1 (Non-payment)); and
(ii)any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised.
(c)The Agent may engage, and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.
(d)Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be necessary.
(e)The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.
(f)The Agent may act in relation to the Finance Documents through its officers, employees and agents.
(g)Unless a Finance Document expressly provides otherwise the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

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(h)Notwithstanding any other provision of any Finance Document to the contrary, no Administrative Party is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.
(i)Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.
25.8Responsibility for documentation
No Administrative Party is responsible or liable for:
(a)the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by any Administrative Party, an Obligor or any other person given in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;
(b)the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or
(c)any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.
25.9No duty to monitor
The Agent shall not be bound to enquire:
(a)whether or not any Default has occurred;
(b)as to the performance, default or any breach by any Party of its obligations under any Finance Document; or
(c)whether any other event specified in any Finance Document has occurred.
25.10Exclusion of liability
(a)Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent), the Agent will not be liable for:
(i)any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct;
(ii)exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document, other than by reason of its gross negligence or wilful misconduct; or

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(iii)without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including for negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of:
(A)any act, event or circumstance not reasonably within its control; or
(B)the general risks of investment in, or the holding of assets in, any jurisdiction, including (in each case) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.
(b)No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this paragraph (b) subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.
(c)The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.
(d)Nothing in this Agreement shall oblige any Administrative Party to conduct:
(i)any "know your customer" or other procedures in relation to any person; or
(ii)any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender or for any Affiliate of any Lender, on behalf of any Lender and each Lender confirms to each Administrative Party that it is solely responsible for any such procedures or check it is required to conduct and that it shall not rely on any statement in relation to such procedures or check made by any Administrative Party.
(e)Without prejudice to any provision of any Finance Document excluding or limiting the Agent's liability, any liability of the Agent arising under or in connection with any Finance Document shall be limited to the amount of actual loss which has been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

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25.11Lenders' indemnity to the Agent
Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability (including for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent's gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 27.10 (Disruption to payment systems etc.), notwithstanding the Agent's negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).
25.12Resignation of the Agent
(a)The Agent may resign and appoint one of its Affiliates as successor by giving notice to the Lenders and the Borrower.
(b)Alternatively, the Agent may resign by giving 30 days' notice to the Lenders and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.
(c)If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the retiring Agent (after consultation with the Borrower) may appoint a successor Agent.
(d)If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph (c) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 25 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent's normal fee rates and those amendments will bind the Parties.
(e)The retiring Agent shall make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents. The Borrower shall, within 10 Business Days of demand, reimburse the retiring Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.
(f)The Agent's resignation notice shall only take effect upon the appointment of a successor.
(g)Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (e) above) but shall remain entitled to the benefit of Clause 16.3 (Indemnity to the Agent) and this Clause 25 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations among themselves as they would have had if such successor had been an original Party.

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(h)After consultation with the Borrower, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.
(i)The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents:
(i)the Agent fails to respond to a request under Clause 13.7 (FATCA information) and the Borrower or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;
(ii)the information supplied by the Agent pursuant to Clause 13.7 (FATCA information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or
(iii)the Agent notifies the Borrower and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date, and (in each case) the Borrower or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Borrower or that Lender, by notice to the Agent, requires it to resign.
25.13Confidentiality
(a)In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.
(b)If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.
(c)The Agent shall not be obliged to disclose to any Finance Party any information supplied to it by the Borrower or any Affiliates of the Borrower on a confidential basis and for the purpose of evaluating whether any waiver or amendment is or may be required or desirable in relation to any Finance Document.
25.14Relationship with the Lenders
(a)Subject to Clause 23.12 (Pro rata interest settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent's principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:
(i)entitled to or liable for any payment due under any Finance Document on that day; and

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(ii)entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day, unless it has received not less than five Business Days' prior notice from that Lender to the contrary in accordance with the terms of this Agreement.
(b)Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 29.5 (Electronic communication)) electronic mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address (or such other information), department and officer by that Lender for the purposes of Clause 29.2 (Addresses) and paragraph (a)(ii) of Clause 29.5 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.
25.15Credit appraisal by the Lenders
Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to each Administrative Party that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:
(a)the financial condition, status and nature of each Obligor and each member of the Borrower Group;
(b)the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;
(c)whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and
(d)the adequacy, accuracy and/or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.
25.16Deduction from amounts payable by the Agent
If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

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26.SHARING AMONG THE FINANCE PARTIES
26.1Payments to Finance Parties
If a Finance Party (a "Recovering Finance Party") receives or recovers (whether by set-off or otherwise) any amount from an Obligor other than in accordance with Clause 27 (Payment Mechanics) (a "Recovered Amount") and applies that amount to a payment due under the Finance Documents then:
(a)the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;
(b)the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 27 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and
(c)the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 27.5 (Partial payments).
26.2Redistribution of payments
The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the "Sharing Finance Parties") in accordance with Clause 27.5 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.
26.3Recovering Finance Party's rights
(a)On a distribution by the Agent under Clause 26.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between that Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.
(b)If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.
26.4Reversal of redistribution
If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:
(a)each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the "Redistributed Amount"); and

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(b)as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.
26.5Exceptions
(a)This Clause 26 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause 26, have a valid and enforceable claim against the relevant Obligor.
(b)A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:
(i)it notified that other Finance Party of the legal or arbitration proceedings; and
(ii)that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

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SECTION 11
ADMINISTRATION
27.PAYMENT MECHANICS
27.1Payments to the Agent
(a)Subject to paragraph (c) below, on each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment. Each Obligor and each Lender shall provide or cause its correspondent bank to provide the Agent with an irrevocable payment instruction (MT103 or MT202 SWIFT message) by 2:00 p.m. on the relevant due date.
(b)Payment shall be made to such account in the principal financial centre of the country of that currency and with such bank as the Agent, in each case, specifies.
(c)Unless agreed to in writing between the Borrower, all of the Lenders and the Agent (acting its own capacity as Agent), all payments due from an Obligor to a Finance Party under the Finance Documents will be made directly by that Obligor to the relevant Finance Party to whom such payment is due, and to such account as that Finance Party, in each case, specifies, on the due date at the time and in such funds specified by the Finance Party as being customary at the time for settlement of transactions in the relevant currency in the place of payment.
27.2Distributions by the Agent
(a)Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 27.3 (Distributions to an Obligor) and Clause 27.4 (Clawback and pre-funding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days' notice with a bank specified by that Party in the principal financial centre of the country of that currency.
(b)The Agent shall distribute payments received by it in relation to all or any part of a Loan to the Lender indicated in the records of the Agent as being so entitled on that date provided that the Agent is authorised to distribute payments to be made on the date on which any transfer becomes effective pursuant to Clause 23 (Changes to the Lenders) to the Lender so entitled immediately before such transfer took place regardless of the period to which such sums relate.
27.3Distributions to an Obligor
The Agent may (with the consent of the relevant Obligor or in accordance with Clause 28 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.
27.4Clawback and pre-funding
(a)Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

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(b)Unless paragraph (c) below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.
(c)If the Agent has notified the Lenders that it is willing to make available amounts for the account of the Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to the Borrower:
(i)the Agent shall notify the Borrower of that Lender's identity and the Borrower shall on demand refund it to the Agent; and
(ii)the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.
27.5Partial payments
(a)If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:
(i)first, in or towards payment pro rata of any unpaid amount owing to the Agent under the Finance Documents;
(ii)secondly, in or towards payment pro rata of any accrued interest, fee (other than as provided in paragraph (i) above) or commission due but unpaid under the Finance Documents;
(iii)thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and
(iv)fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
(b)The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (a)(iv) above.
(c)Paragraphs (a) and (b) above will override any appropriation made by an Obligor.
27.6No set-off by Obligors
All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

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27.7Business Days
(a)Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).
(b)During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement, interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
27.8Currency of account
(a)Subject to paragraphs (b) and (c) below, US dollars is the currency of account and payment for any sum due from any Obligor under any Finance Document.
(b)Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.
(c)Any amount expressed to be payable in a currency other than US dollars shall be paid in that other currency.
27.9Change of currency
(a)Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(i)any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and
(ii)any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).
(b)If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.
27.10Disruption to payment systems etc.
If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Borrower that a Disruption Event has occurred:
(a)the Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;
(b)the Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

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(c)the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;
(d)any such changes agreed upon by the Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 33 (Amendments and Waivers);
(e)the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 27.10; and
(f)the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.
28.SET-OFF
A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.
29.NOTICES
29.1Communications in writing
Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by electronic mail (in accordance with Clause 29.5 (Electronic communication)), fax or letter.
29.2Addresses
The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:
(a)in the case of each Obligor, that identified with its name below;
(b)in the case of each Lender and Arranger, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and
(c)in the case of the Agent, that identified with its name below, or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days' notice.

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29.3Delivery
(a)Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will be effective:
(i)if by way of fax, only when received in legible form; or
(ii)if by way of letter, only when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;
and, if a particular department or officer is specified as part of its address details provided under Clause 29.2 (Addresses), if addressed to that department or officer.
(b)Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent's signature below (or any substitute department or officer as the Agent shall specify for this purpose).
(c)All notices from or to an Obligor shall be sent through the Agent.
(d)Any communication or document made or delivered to the Obligors' Agent in accordance with this Clause 29 will be deemed to have been made or delivered to each of the Obligors.
(e)Any communication or document which becomes effective, in accordance with paragraphs (a) and (b) above, after 5 p.m. in the place of receipt shall be deemed only to become effective on the following day.
29.4Notification of address and fax number
Promptly upon changing its address or fax number, the Agent shall notify the other Parties.
29.5Electronic communication
(a)Any communication or document to be made or delivered by one Party to another under or in connection with the Finance Documents may be made or delivered by electronic mail or other electronic means (including by way of posting to a secure website) if those two Parties:
(i)notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and
(ii)notify each other of any change to their address or any other such information supplied by them by not less than five Business Days' notice.
    When any Party includes an email address as part of the "administration details" it provides to the Agent from time to time in connection with the Finance Documents or otherwise with its signature pages to this Agreement, such Party shall be deemed to have agreed to the receipt of communications from the other Parties by electronic mail to such address.
(b)Any such electronic communication or delivery as specified in paragraph (a) above made or delivered by one Party to another will be effective only when actually received (or made available) in readable form and in the case of any electronic communication or document made or delivered by a Party to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

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(c)Any electronic communication or document which becomes effective, in accordance with paragraph (b) above, after 5 p.m. in the place in which the Party to whom the relevant communication or document is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.
(d)Any reference in a Finance Document to a communication being sent or received or a document being delivered shall be construed to include that communication or document being made available in accordance with this Clause 29.5.
29.6English language
(a)Any notice given under or in connection with any Finance Document must be in English.
(b)All other documents provided under or in connection with any Finance Document must be:
(i)in English; or
(ii)if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
30.CALCULATIONS AND CERTIFICATES
30.1Accounts
In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.
30.2Certificates and determinations
Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.
30.3Day count convention
Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Market differs, in accordance with that market practice and without rounding.
31.PARTIAL INVALIDITY
If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

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32.REMEDIES AND WAIVERS
No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any Finance Document on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.
33.AMENDMENTS AND WAIVERS
33.1Required consents
(a)Subject to Clause 33.2 (All-Lender matters) and Clause 33.3 (Other exceptions), any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors' Agent (in accordance with Clause 2.3 (Obligors' Agent) and paragraph (c) below) and any such amendment or waiver will be binding on all Parties.
(b)The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 33.
(c)Without prejudice to the other provisions of this Agreement, each Obligor agrees to any such amendment or waiver permitted by this Clause 33 which is agreed to by the Obligors' Agent. This includes any amendment or waiver which would, but for this paragraph (c), require the consent of all of the Obligors.
(d)Paragraph (c) of Clause 23.12 (Pro rata interest settlement) shall apply to this Clause 33.
33.2All-Lender matters
(a)Subject to Clause 33.4 (Changes to Reference Rates) an amendment or waiver of any term of any Finance Document that has the effect of changing or which relates to:
(a)the definitions of "Majority Lenders", "Anti-Corruption Law", "Anti-Money Laundering Law", "Restricted Party", "Sanctions" or "Sanctions List" in Clause 1.1 (Definitions);
(b)an extension to the date of payment of any amount under the Finance Documents;
(c)a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;
(d)a change in currency of payment of any amount under the Finance Documents;
(e)an increase in any Commitment, an extension of the Availability Period or any requirement that a cancellation or prepayment of Commitments or Loans reduces the Commitments or participations (as applicable) of the Lenders rateably under the Facility;
(f)any provision which expressly requires the consent of all the Lenders;

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(g)Clause 2.2 (Finance Parties' rights and obligations), Clause 5.1 (Delivery of a Utilisation Request), Clause 7.1 (Illegality), Clause 7.2 (Change of control), Clause 18.19 (Sanctions), Clause 18.20 (Anti-Corruption Laws), Clause 18.21 (Anti-Money Laundering Laws), Clause 21.11 (Sanctions, anti-corruption, anti-money laundering and anti-terrorism), Clause 23 (Changes to the Lenders), Clause 24 (Changes to the Obligors), Clause 26 (Sharing among the Finance Parties), this Clause 33, Clause 37 (Governing Law) or Clause 38.1 (Jurisdiction of English courts),
(h)shall not be made without the prior consent of all the Lenders.
33.3Other exceptions
An amendment or waiver which relates to the rights or obligations of the Agent or the Arranger (each in their capacity as such) may not be effected without the consent of the Agent or the Arranger, as the case may be.
33.4Changes to Reference Rates
(a)Subject to Clause 33.3 (Other exceptions), if a Published Rate Replacement Event has occurred in relation to any Published Rate, any amendment or waiver which relates to:
(i)providing for the use of a Replacement Reference Rate in place of the affected Published Rate; and
(ii)
(A)aligning any provision of any Finance Document to the use of that Replacement Reference Rate;
(B)enabling that Replacement Reference Rate to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Reference Rate to be used for the purposes of this Agreement);
(C)implementing market conventions applicable to that Replacement Reference Rate;
(D)providing for appropriate fallback (and market disruption) provisions for that Replacement Reference Rate; or
(E)adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Reference Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Agent (acting on the instructions of the Majority Lenders) and the Obligors' Agent.
(b)If any Lender fails to respond to a request for an amendment or waiver described in paragraph (a) above in respect of any portion of its Commitment within 15 Business Days (or such longer time period in relation to any request which the Borrower and the Agent may agree) of that request being made:

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(i)the portion of its Commitment(s) in respect of which it failed to respond shall not be included for the purpose of calculating the Total Commitments when ascertaining whether any relevant percentage of Total Commitments has been obtained to approve that request; and
(ii)its status as a Lender in respect of the portion of its Commitment(s) in respect of which it failed to respond shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.
(c)In this Clause 33.4:
(i)"Published Rate" means:
(i)Overnight SOFR; or
(ii)Term SOFR for any Quoted Tenor.
(iii)"Published Rate Replacement Event" means, in relation to a Published Rate:
(i)the methodology, formula or other means of determining that Published Rate has, in the opinion of the Majority Lenders and the Borrower, materially changed;
(ii)
(A)
(1)the administrator of that Published Rate or its supervisor publicly announces that such administrator is insolvent; or
(2)information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Published Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Published Rate;
(B)the administrator of that Published Rate publicly announces that it has ceased or will cease to provide that Published Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Published Rate;
(C)the supervisor of the administrator of that Published Rate publicly announces that such Published Rate has been or will be permanently or indefinitely discontinued;
(D)the administrator of that Published Rate or its supervisor announces that that Published Rate may no longer be used; or

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(E)the supervisor of the administrator of that Published Rate makes a public announcement or publishes information stating that such Published Rate is no longer, or as of a specified future date, will no longer be, representative of the underlying market or the economic reality that it is intended to measure and that representativeness will not be restored (as determined by such supervisor);
(iii)the administrator of that Published Rate (or the administrator of an interest rate which is a constituent element of that Published Rate) determines that that Published Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:
(A)the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Majority Lenders and the Borrower) temporary; or
(B)that Published Rate is calculated in accordance with any such policy or arrangement for a period no less than the Reference Rate Contingency Period; or
(iv)in the opinion of the Majority Lenders and the Borrower, that Published Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.
"Quoted Tenor" means any period for which Term SOFR is customarily displayed on the relevant page or screen of an information service.
"Reference Rate Contingency Period" means in respect of Term SOFR for any Quoted Tenor, three Business Days.
"Relevant Nominating Body" means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.
"Replacement Reference Rate" means a reference rate which is:
(i)formally designated, nominated or recommended as the replacement for a Published Rate by:
(A)the administrator of that Published Rate (provided that the market or economic reality that such reference rate measures is the same as that measured by that Published Rate); or
(B)any Relevant Nominating Body,
and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the "Replacement Reference Rate" will be the replacement under paragraph (B) above;
(ii)in the opinion of the Majority Lenders and the Borrower, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to that Published Rate; or

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(iii)in the opinion of the Majority Lenders and the Borrower, an appropriate successor to a Published Rate.
33.5Split voting
(a)For the purposes of responding (or failing to respond) to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of the Lenders under the terms of this Agreement, a Lender may split its Commitment into any number of portions and may respond (or fail to respond) or otherwise exercise its rights in respect of each such individual portion on a several basis.
(b)If a Lender exercises its rights under paragraph (a) above in respect of any part of its Commitment, such Lender shall notify the Agent of the portions into which it has split its Commitment.
34.CONFIDENTIAL INFORMATION
34.1Confidentiality
Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 34.2 (Disclosure of Confidential Information) and Clause 34.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.
34.2Disclosure of Confidential Information
Any Finance Party may disclose:
(a)to any of its Affiliates and Related Funds, head office, representative office and any other branch, office or unit in any jurisdiction and any of its or their officers, directors, employees, professional advisers, service providers (or any other parties to whom such service provider may make further disclosure as its sub-contractors or agents), any rating agency, insurer, reinsurer or insurance broker, direct or indirect provider of credit, political or any other form of insurance protection (or its brokers), debt collection agency, credit reference agency or contractor), auditors, partners and Representatives (together, the "Permitted Persons") such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;
(b)to any person:
(i)to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent and, in each case, to any of that person's Affiliates, Related Funds, Representatives and professional advisers;
(ii)appointed by any Finance Party or by a person to whom paragraph (i) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including any person appointed under paragraph (b) of Clause 25.14 (Relationship with the Lenders));

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(iii)who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (i) above;
(iv)to whom information is required or requested to be disclosed by any court or tribunal of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;
(v)to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;
(vi)to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 23.11 (Security over Lenders' rights), including without limitation any federal reserve or central bank;
(vii)who is a Party; or
(viii)with the consent of an Obligor,
in each case, such Confidential Information as that Finance Party (or, in the case of disclosures described in paragraph (b)(v) above, that Permitted Person) shall consider appropriate if:
(A)in relation to paragraphs (b)(i) and (b)(ii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;
(B)in relation to paragraph (iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information; or
(C)in relation to paragraphs (iv), (v) and (vi) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;
(c)to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the relevant Finance Party;

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(d)its role (whether as Arranger, Agent, Lender or otherwise) in the transactions contemplated by the Finance Documents, including through customary tombstones or case studies in marketing materials, pitches, press or advertisements, as well as for the purposes of league table submissions; and
(e)to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.
Nothing in this Clause is to be construed as constituting an agreement between any Obligor and any Finance Party for a higher degree of confidentiality than that prescribed in Section 47 of, and in the Third Schedule to, the Banking Act 1970 of Singapore. For the purpose of any banking secrecy obligation which may be imposed upon any Finance Party pursuant to any applicable law, rule or regulation, the disclosure authorisation given herein shall survive and continue in full force and effect for the benefit of that Finance Party notwithstanding the full repayment of all outstandings under the Finance Documents and/or the cancellation or cessation of all Commitments.
34.3Disclosure to numbering service providers
(a)Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or the Obligors the following information:
(i)name of any Obligor;
(ii)country of domicile of any Obligor;
(iii)place of incorporation of any Obligor;
(iv)the date of this Agreement;
(v)Clause 37 (Governing Law);
(vi)the names of the Agent and the Arranger;
(vii)date of each amendment and restatement of this Agreement;
(viii)amounts of, and names of, the Facility (and any tranches);
(ix)amount of Total Commitments;
(x)currency of the Facility;
(xi)type of Facility;

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(xii)ranking of Facility;
(xiii)Final Repayment Date for the Facility;
(xiv)changes to any of the information previously supplied pursuant to paragraphs (i) to (xiii) above; and
(xv)such other information agreed between such Finance Party and the Borrower, to enable such numbering service provider to provide its usual syndicated loan numbering identification services.
(b)The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or the Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.
(c)Each Obligor represents that none of the information set out in paragraphs (a)(i) to (a)(xv) above is, nor will at any time be, unpublished price-sensitive information.
34.4Entire agreement
This Clause 34 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.
34.5Inside information
Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.
34.6Notification of disclosure
Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrower:
(a)of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(iv) of Clause 34.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and
(b)upon becoming aware that Confidential Information has been disclosed in breach of this Clause 34.

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34.7Continuing obligations
The obligations in this Clause 34 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of 12 months from the earlier of:
(a)the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and
(b)the date on which such Finance Party otherwise ceases to be a Finance Party.
34.8Personal data
(a)If an Obligor provides the Finance Parties with personal data of any individual as required by or pursuant to the Finance Documents, each Obligor represents and warrants to the Finance Parties that it has, to the extent required by law, (i) notified the relevant individual of the purposes for which data will be collected, processed, used or disclosed; and (ii) obtained such individual's consent for, and hereby consents on behalf of such individual to, the collection, processing, use and disclosure of his/her personal data by the Finance Parties, in each case, in accordance with or for the purposes of the Finance Documents, and confirms that it is authorised by such individual to provide such consent on their behalf.
(b)Each Obligor agrees and undertakes to notify the Agent promptly upon its becoming aware of the withdrawal by the relevant individual of his/her consent to the collection, processing, use and/or disclosure by any Finance Party of any personal data provided by an Obligor to any Finance Party.
(c)Any consent given pursuant to this agreement in relation to personal data shall, subject to all applicable laws and regulations, survive death, incapacity, bankruptcy or insolvency of any such individual and the termination or expiration of this agreement.
35.CONFIDENTIALITY OF FUNDING RATES
35.1Confidentiality and disclosure
(a)The Agent and each Obligor agree to keep each Funding Rate confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b) and (c) below.
(b)The Agent may disclose:
(i)any Funding Rate to the Borrower pursuant to Clause 8.4 (Notification of rates of interest); and
(ii)any Funding Rate to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender.

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(c)The Agent may disclose any Funding Rate, and each Obligor may disclose any Funding Rate, to:
(i)any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or is otherwise bound by requirements of confidentiality in relation to it;
(ii)any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;
(iii)any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and
(iv)any person with the consent of the relevant Lender.
35.2Related obligations
(a)The Agent and each Obligor acknowledge that each Funding Rate is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and each Obligor undertake not to use any Funding Rate for any unlawful purpose.
(b)The Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender:
(i)of the circumstances of any disclosure made pursuant to paragraph (c)(ii) of Clause 35.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and
(ii)upon becoming aware that any information has been disclosed in breach of this Clause 35.
35.3No Event of Default
No Event of Default will occur under Clause 22.2 (Other obligations) by reason only of an Obligor failure to comply with this Clause 35.

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36.COUNTERPARTS
Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

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SECTION 12
GOVERNING LAW AND ENFORCEMENT
37.GOVERNING LAW
This Agreement and all non-contractual obligations arising out of or in connection with this Agreement are governed by English law.
38.ENFORCEMENT
38.1Jurisdiction of English courts
(a)The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including any dispute regarding the existence, validity or termination of this Agreement) or any non-contractual obligation arising out of or in connection with this Agreement (a "Dispute").
(b)The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.
(c)Notwithstanding paragraphs (a) and (b) above, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.
38.2Service of process
(a)Without prejudice to any other mode of service allowed under any relevant law, each Obligor:
(i)irrevocably appoints Novelis UK Limited as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and
(ii)agrees that failure by a process agent to notify the relevant any Obligor of the process will not invalidate the proceedings concerned.
(b)If any person appointed as agent for service of process is unable for any reason to act as agent for the service of process, each Obligor must immediately (and in any event within 10 Business Days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint (acting reasonably and at reasonable costs) another agent for this purpose.

38.3Waiver of immunities
Each Obligor irrevocably waives, to the extent permitted by applicable law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other similar grounds from:
(a)suit;
(b)jurisdiction of any court;
(c)relief by way of injunction or order for specific performance or recovery of property;

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(d)attachment of its assets (whether before or after judgment); and
(e)execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any proceedings in the courts of any jurisdiction (and irrevocably agrees, to the extent permitted by applicable law, that it will not claim any immunity in any such proceedings).
38.4Waiver of trial by jury
Each Party waives any right it may have to a jury trial of any claim or cause of action in connection with any Finance Document or any transaction contemplated by any Finance Document. This Agreement may be filed as a written consent to trial by the court.
39.USA PATRIOT ACT
(a)Each Finance Party that is subject to the requirements of the USA Patriot Act hereby notifies each Obligor that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Obligors, which information includes the name and address of the Obligors and other information that will allow such Finance Party to identify the Obligors in accordance with the USA Patriot Act.
(b)Each Obligor agrees that it will provide each Finance Party with such information as it may request in order for such Finance Party to satisfy the requirements of the USA Patriot Act.
This Agreement has been entered into on the date stated at the beginning of this Agreement.

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Schedule 1
THE ORIGINAL LENDERS

Name of Original Lender	Commitment (US$)
BNP PARIBAS, ACTING THROUGH ITS SINGAPORE BRANCH	125,000,000
CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, SINGAPORE BRANCH	125,000,000
DBS BANK LTD.	125,000,000
MUFG BANK LTD., GIFT BRANCH	125,000,000
Total Commitments	500,000,000

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Schedule 2
CONDITIONS PRECEDENT
1.Obligors
(a)A copy of the constitutional documents of each Obligors, including, where applicable, a copy of the certificate of status, good standing or the equivalent in the jurisdiction of incorporation of that Obligor.
(b)A copy of a resolution of the board of directors, managers or equivalent body, as applicable, of each Obligor:
(i)approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute, deliver and perform the Finance Documents to which it is a party;
(ii)authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf;
(iii)authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, in the case of the Borrower, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and
(iv)in the case of the Guarantor, approving the appointment of the Borrower as the Obligors' Agent.
(c)A specimen of the signature of each person authorised by the resolutions referred to in paragraph (b) above in relation to the Finance Documents and related documents.
(d)A certificate of each Obligor (signed by an authorised officer):
(i)confirming that borrowing or guaranteeing (as applicable) the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on it to be exceeded and containing various other certifications; and
(ii)each copy document relating to it specified in this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.
2.Finance Documents
(a)This Agreement duly executed by each party to it.
(b)Each Fee Letter duly executed by each party to it.
3.Legal opinions
(a)A legal opinion in relation to English law from Baker & McKenzie.Wong & Leow addressed to the Arranger, the Agent and the Original Lenders, substantially in the form distributed to the Original Lenders prior to signing this Agreement.
(b)A legal opinion in relation to federal US law and the laws of the State of Texas, from the legal advisers to the Borrower and addressed to the Arranger, the Agent and the Original Lenders, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

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(c)A legal opinion in relation to Canadian law, from the legal advisers to the Guarantor and addressed to the Arranger, the Agent and the Original Lenders, substantially in the form distributed to the Original Lenders prior to signing this Agreement.
4.Other documents and evidence
(a)Evidence that any process agent referred to in Clause 38.2 (Service of process), has accepted its appointment.
(b)A copy of any other Authorisation or other document, opinion or assurance which the Agent reasonably considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.
(c)The Original Financial Statements.
(d)Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 12 (Fees) and Clause 17 (Costs and Expenses) have been paid or will be paid by the first Utilisation Date.
(e)Such documentation and other evidence as the Agent may require (for itself or on behalf of any Lender) in order for the Agent or such Lender to conduct and be satisfied with the results of all necessary "know your customer" and other similar procedures under its own internal procedures and all applicable laws and regulations that it is required to conduct.
(f)A structure chart of the Borrower Group.

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Schedule 3
FORM OF UTILISATION REQUEST
[Schedule text omitted]

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Schedule 4
FORM OF TRANSFER CERTIFICATE
[Schedule text omitted]

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[Schedule text omitted]

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Schedule 5
FORM OF ASSIGNMENT AGREEMENT
[Schedule text omitted]

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[Schedule text omitted]

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[Schedule text omitted]

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Schedule 6
TIMETABLES

[Schedule text omitted]

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Schedule 7
FORM OF SELECTION NOTICE
[Schedule text omitted]

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SIGNATURE PAGES

The Borrower
NOVELIS CORPORATION

____________________________
Name:
Title:

Notice Details

Address:	One Phipps Plaza, 3550 Peachtree Road, Suite 1100 Atlanta, GA 30326
Email:	[Email Address]
Telephone:	[Telephone Number]
Attention:	Megan Cochard
with a copy to:
Novelis Inc.
Address:	One Phipps Plaza, 3550 Peachtree Road, Suite 1100 Atlanta, GA 30326
Email:	[Email Address], novelislegal@novelis.com
Telephone:	[Telephone Number]
Attention:	Chirag Shah
and with a copy to:
Torys LLP
Address:	1114 Avenue of the Americas, 23rd Floor New York, NY 10036
Email:	[Email Address]
Telephone:	[Telephone Number]
Attention:	Jonathan Wiener

Novelis Short Term Loan Agreement (2026)

The Guarantor
NOVELIS INC.

By:____________________________
Name:
Title: Authorised Signatory

Notice Details

Address:	One Phipps Plaza, 3550 Peachtree Road, Suite 1100 Atlanta, GA 30326
Email:	[Email Address]
Telephone:	[Telephone Number]
Attention:	Megan Cochard
with a copy to:
Novelis Inc.
Address:	One Phipps Plaza, 3550 Peachtree Road, Suite 1100 Atlanta, GA 30326
Email:	[Email Address], novelislegal@novelis.com
Telephone:	[Telephone Number]
Attention:	Chirag Shah
and with a copy to:
Torys LLP
Address:	1114 Avenue of the Americas, 23rd Floor New York, NY 10036
Email:	[Email Address]
Telephone:	[Telephone Number]
Attention:	Jonathan Wiener

Novelis Short Term Loan Agreement (2026)

The Arranger
BNP PARIBAS

_____________________
Name:
Title:

_____________________
Name:
Title:

The Original Lender
BNP PARIBAS

_____________________
Name:
Title:

_____________________
Name:
Title:

Novelis Short Term Loan Agreement (2026)

The Arranger
CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, SINGAPORE BRANCH (A JOINT STOCK LIMITED LIABILITY CORPORATION INCORPORATED IN FRANCE ACTING OUT OF ITS SINGAPORE BRANCH (UEN S74FC2397J))

_____________________
Name:
Title:

The Original Lender
CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, SINGAPORE BRANCH (A JOINT STOCK LIMITED LIABILITY CORPORATION INCORPORATED IN FRANCE ACTING OUT OF ITS SINGAPORE BRANCH (UEN S74FC2397J))

_____________________
Name:
Title:

Novelis Short Term Loan Agreement (2026)

The Arranger
DBS BANK LTD.

_____________________
Name:
Title:

The Original Lender
DBS BANK LTD.

_____________________
Name:
Title:

Novelis Short Term Loan Agreement (2026)

The Arranger
MUFG BANK, LTD.

_____________________
Name:
Title:

The Original Lender
MUFG BANK, LTD., GIFT BRANCH

_____________________
Name:
Title:

Novelis Short Term Loan Agreement (2026)

The Agent
MUFG BANK, LTD. (INCORPORATED IN JAPAN WITH LIMITED LIABILITY), HONG KONG BRANCH

_____________________
Name:
Title:

Notice Details

Address:    18th Floor, AIRSIDE, No.2 Concorde Road, Kai Tak, Kowloon, Hong Kong
Email:    [Email Address]
Attn:    Annie Choi, Jonathan Wong, Ivory Yan, Agency (HK), MOD, Asian Investment Banking Division

Novelis Short Term Loan Agreement (2026)